As filed with the Securities and Exchange Commission on November 3, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADC THERAPEUTICS SA*

(Exact name of Registrant as specified in its charter)

Switzerland*	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Biopôle

Route de la Corniche 3B

1066 Epalinges

Switzerland

+41 21 653 02 00*

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ADC Therapeutics America, Inc.

430 Mountain Avenue, 4th Floor

New Providence, New Jersey 07974

(908) 731-5556

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Yasin Keshvargar David (Wei Fu) Li Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000	Dieter Gericke Daniel Häusermann Homburger AG Hardstrasse 201 CH-8005 Zurich, Switzerland +41 43 222 10 00

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the Redomiciliation Transaction described in the proxy statement/prospectus included in this registration statement have been satisfied.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

* Following the effectiveness of this registration statement, ADC Therapeutics SA intends, subject to the approval of ADC Therapeutics SA’s shareholders and satisfaction of all other conditions to the Redomiciliation Transaction described in the proxy statement/prospectus included in this registration statement, to become a corporation incorporated under the laws of the State of Delaware under the name ADC Therapeutics, Inc., with principal executive offices at 430 Mountain Avenue, 4th Floor, New Providence, NJ 07974, and telephone number of (908) 731-5556.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ADC Therapeutics SA
Biopôle, Route de la Corniche 3B
1066 Epalinges
Switzerland

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Date and Time:                      , 2027 at            EST /            CET
Location: Biopôle, Route de la Corniche 3B, 1066 Epalinges, Switzerland

Dear Shareholders:

We are pleased to invite you to an extraordinary general meeting of shareholders (the “Meeting”) of ADC Therapeutics SA (the “Company”) to be held on                      , 2027 at            EST /            CET at the Company’s principal executive offices located at Biopôle, Route de la Corniche 3B, 1066 Epalinges, Switzerland.

Our board of directors unanimously approved, and is submitting to our shareholders for approval at the Meeting, proposals that would change our jurisdiction of incorporation from Switzerland to the State of Delaware (the “Redomiciliation Transaction”). Our board of directors believes that the Redomiciliation Transaction will enhance long-term shareholder value by providing various benefits, including:

•	reducing corporate regulatory obligations and cost savings;

•	increasing alignment with our U.S. operations;

•	benefiting from the prominence, predictability and flexibility of Delaware corporate law;

•	benefiting from well-established principles of corporate governance for Delaware corporations;

•	increasing our ability to issue shares for capital raises and strategic transactions;

•	increasing our attractiveness to investors;

•	increasing our comparability to peers;

•	increasing our ability to attract and retain qualified directors and officers; and

•	eliminating our possibility of being a passive foreign investment company.

As a result of the Redomiciliation Transaction, we will continue our existence as a corporation incorporated under the laws of the State of Delaware under the name ADC Therapeutics, Inc., without any discontinuation of legal existence, without liquidation or dissolution and without creating a new legal entity. On the effective date of the Redomiciliation Transaction, each issued common share, par value of CHF 0.08 per share, of ADC Therapeutics SA will automatically become one share of common stock, par value $0.10 per share, of ADC Therapeutics, Inc. in accordance with the terms of ADC Therapeutics, Inc.’s certificate of incorporation to be filed with the Secretary of State of the State of Delaware. Immediately after the Redomiciliation Transaction, the number of shares of common stock that you will own in ADC Therapeutics, Inc. will be the same as the number of common shares you held in ADC Therapeutics SA immediately prior to the Redomiciliation Transaction. Our common shares are currently listed on the New York Stock Exchange (“NYSE”) under the symbol “ADCT,” and we expect that our common stock following the Redomiciliation Transaction will be listed on the NYSE under the same symbol.

After the Redomiciliation Transaction, as described in greater detail in the accompanying proxy statement/prospectus, your rights as a holder of ADC Therapeutics, Inc.’s common stock under Delaware corporate law, the proposed certificate of incorporation and the proposed bylaws will differ from your current rights under your rights as a holder of ADC Therapeutics SA’s common shares under Swiss corporate law and our current articles of association. We urge you to read the accompanying proxy statement/prospectus in its entirety and cast your vote.

We currently anticipate that the Redomiciliation Transaction will be consummated as soon as practicable following approval of the proposals described in the accompanying proxy statement/prospectus and the satisfaction of all conditions to the Redomiciliation Transaction described in this proxy statement/prospectus.

At the Meeting, shareholders will be asked to consider and vote upon the following matters, all of which are discussed in greater detail in the accompanying proxy statement/prospectus:

1.	A proposal to change the Company’s jurisdiction of incorporation from Switzerland to the State of Delaware and to relocate the Company’s seat from Epalinges, Canton of Vaud, Switzerland, to Delaware, United States, pursuant to Article 163 of the Swiss Federal Private International Law Act and Section 388 of the Delaware General Corporation Law, as a result of which (i) the Company will continue its existence as a corporation incorporated under the laws of the State of Delaware under the name ADC Therapeutics, Inc., without any discontinuation of legal existence, without liquidation or dissolution and without creating a new legal entity, and (ii) the Company’s capital stock will be denominated in U.S. dollars, with each issued common share, par value of CHF 0.08 per share, of ADC Therapeutics SA automatically becoming one share of common stock, par value $0.10 per share, of ADC Therapeutics, Inc. in accordance with the terms of ADC Therapeutics, Inc.’s certificate of incorporation to be filed with the Secretary of State of the State of Delaware.

2.	A proposal for a general amendment to the Company’s articles of association to replace such articles of association by the certificate of incorporation, the form of which is included as Annex B to the accompanying proxy statement/prospectus, and the bylaws, the form of which is included as Annex C to the accompanying proxy statement/prospectus, to be effective upon the Company becoming a corporation incorporated under the laws of the State of Delaware.

3.	A proposal to discharge the members of the board of directors and the executive committee from liability for the period from January 1, 2026 to the date of the Meeting.

Our board of directors recommends that you vote “FOR” each of these proposals. The first and second proposals described above are conditioned upon one another, and the third proposal described above is conditioned upon the first and second proposals. If the Company does not become a corporation incorporated under the laws of the State of Delaware by June 30, 2027, any approval of the first and second proposals described above will lapse. Our board of directors may withdraw any of the proposals described above before or at the Meeting.

We will also consider and act upon any other matters that properly come before the Meeting or any adjournment or postponement thereof, including proposals submitted by our board of directors related to the Redomiciliation Transaction.

Only shareholders of record at the close of business on                      , 2026, are entitled to notice of, attend and vote at the Meeting or any postponement(s) or adjournment(s) of the Meeting.

The accompanying proxy statement/prospectus provides you with detailed information regarding the proposals set forth above. We encourage you to read the accompanying proxy statement/prospectus in its entirety. In particular, you should carefully consider “Risk Factors” beginning on page 19 of the accompanying proxy statement/prospectus and any risk factors described in our SEC filings that are incorporated by reference into the accompanying proxy statement/prospectus.

Under U.S. Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to make our proxy materials available to all of our shareholders over the Internet. On or about                      , 2026, we will commence sending to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy statement/prospectus for the Meeting. The Notice also provides instructions on how to vote online or by mail and includes instructions on how to receive a paper copy of the proxy materials by mail.

Whether or not you plan to attend the Meeting, it is important that you cast your vote. You may vote online or by mail.

Thank you for your ongoing support of and interest in ADC Therapeutics SA.

By order of the board of directors,

Ron Squarer	Peter J. Graham
Chair of the board of directors	Secretary

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS
SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2026

PROXY STATEMENT
FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
ADC THERAPEUTICS SA

PROSPECTUS
FOR            SHARES OF COMMON STOCK OF
ADC THERAPEUTICS, INC.

Meeting Date and Time:                      , 2027 at            EST /            CET
Meeting Location: Biopôle, Route de la Corniche 3B, 1066 Epalinges, Switzerland

The board of directors of ADC Therapeutics SA, a Swiss stock corporation (société anonyme) organized under the laws of Switzerland (the “Company”), unanimously approved, and is submitting to our shareholders for approval at an extraordinary general meeting of shareholders (the “Meeting”) to be held at the date, time and location set forth above proposals that would change our jurisdiction of incorporation from Switzerland to the State of Delaware (the “Redomiciliation Transaction”).

As a result of the Redomiciliation Transaction, we will continue our existence as a corporation incorporated under the laws of the State of Delaware under the name ADC Therapeutics, Inc., without any discontinuation of legal existence, without liquidation or dissolution and without creating a new legal entity. On the effective date of the Redomiciliation Transaction, each issued common share, par value of CHF 0.08 per share, of ADC Therapeutics SA will automatically become one share of common stock, par value $0.10 per share, of ADC Therapeutics, Inc. in accordance with the terms of ADC Therapeutics, Inc.’s certificate of incorporation to be filed with the Secretary of State of the State of Delaware. Immediately after the Redomiciliation Transaction, the number of shares of common stock that you will own in ADC Therapeutics, Inc. will be the same as the number of common shares you held in ADC Therapeutics SA immediately prior to the Redomiciliation Transaction. Our common shares are currently listed on the New York Stock Exchange (“NYSE”) under the symbol “ADCT,” and we expect that our common stock following the Redomiciliation Transaction will be listed on the NYSE under the same symbol.

At the Meeting, shareholders will be asked to consider and vote upon the following matters, all of which are discussed in greater detail in this proxy statement/prospectus:

1.	A proposal to change the Company’s jurisdiction of incorporation from Switzerland to the State of Delaware and to relocate the Company’s seat from Epalinges, Canton of Vaud, Switzerland, to Delaware, United States, pursuant to Article 163 of the Swiss Federal Private International Law Act (the “PILA”) and Section 388 of the Delaware General Corporation Law (the “DGCL”), as a result of which (i) the Company will continue its existence as a corporation incorporated under the laws of the State of Delaware under the name ADC Therapeutics, Inc., without any discontinuation of legal existence, without liquidation or dissolution and without creating a new legal entity, and (ii) the Company’s capital stock will be denominated in U.S. dollars, with each issued common share, par value of CHF 0.08 per share, of ADC Therapeutics SA automatically becoming one share of common stock, par value $0.10 per share, of ADC Therapeutics, Inc. in accordance with the terms of ADC Therapeutics, Inc.’s certificate of incorporation to be filed with the Secretary of State of the State of Delaware.

2.	A proposal for a general amendment to the Company’s articles of association to replace such articles of association by the certificate of incorporation, the form of which is included as Annex B to this proxy statement/prospectus, and the bylaws, the form of which is included as Annex C to this proxy statement/prospectus, to be effective upon the Company becoming a corporation incorporated under the laws of the State of Delaware.

3.	A proposal to discharge the members of the board of directors and the executive committee from liability for the period from January 1, 2026 to the date of the Meeting.

Our board of directors recommends that you vote “FOR” each of these proposals. The first and second proposals described above are conditioned upon one another, and the third proposal described above is conditioned upon the first and second proposals. If the Company does not become a corporation incorporated under the laws of the State of Delaware by June 30, 2027, any approval of the first and second proposals described above will lapse. Our board of directors may withdraw any of the proposals described above before or at the Meeting.

We will also consider and act upon any other matters that properly come before the Meeting or any adjournment or postponement thereof, including proposals submitted by our board of directors related to the Redomiciliation Transaction.

Only shareholders of record at the close of business on                      , 2026, are entitled to notice of, attend and vote at the Meeting or any postponement(s) or adjournment(s) of the Meeting.

This proxy statement/prospectus provides you with detailed information regarding the proposals set forth above. We encourage you to read this proxy statement/prospectus in its entirety. In particular, you should carefully consider “Risk Factors” beginning on page 19 of this proxy statement/prospectus and any risk factors described in our SEC filings that are incorporated by reference into the accompanying proxy statement/prospectus.

On or about                      , 2026, we will commence sending to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy statement/prospectus for the Meeting and the form of proxy for the Meeting.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions or securities described in the accompanying proxy statement/prospectus or determined if the accompanying proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                      , 2026.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document is a part of a registration statement on Form S-4 that we filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares in connection with the Redomiciliation Transaction and constitutes a proxy statement under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Meeting.

We encourage you to read this proxy statement/prospectus in its entirety, including all of the information incorporated by reference into this proxy statement/prospectus as set forth under the heading “Information Incorporated by Reference.” We have filed or incorporated by reference exhibits to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

To the extent there is a conflict between the information contained in this proxy statement/prospectus, on the one hand, and the information contained in any document incorporated by reference into this proxy statement/prospectus, on the other hand, you should rely on the information in this proxy statement/prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this proxy statement/prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

The information contained in this proxy statement/prospectus, any amendment or supplement to this proxy statement/prospectus or any document incorporated by reference into this proxy statement/prospectus is accurate only as of their respective dates, regardless of the time of delivery of this proxy statement/prospectus, any amendment or supplement to this proxy statement/prospectus or the documents incorporated by reference into this prospectus or the delivery of any securities. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

We have not authorized anyone to provide you with information that is different from that contained in this proxy statement/prospectus or any amendment or supplement to this proxy statement/prospectus. We do not take any responsibility for, or provide assurance as to the reliability of, any other information that others may give you. This proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this proxy statement/prospectus, an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful or the solicitation of a proxy in any circumstances in which such solicitation is unlawful.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “ADC Therapeutics,” “ADCT,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to (i) prior to the Redomiciliation Transaction, ADC Therapeutics SA and its consolidated subsidiaries and (ii) subsequent to the Redomiciliation Transaction, ADC Therapeutics, Inc. and its consolidated subsidiaries.

This proxy statement/prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this proxy statement/prospectus. This proxy statement/prospectus, including the documents incorporated by reference, is available for viewing, printing and downloading at ir.adctherapeutics.com. Additionally, you can find a copy of this proxy statement/prospectus on the SEC’s website at sec.gov. You may also obtain a printed copy of this proxy statement/prospectus, including the documents incorporated by reference, at no cost, upon written request to us at Investor Relations, ADC Therapeutics SA, c/o ADC Therapeutics America, Inc., 430 Mountain Avenue, 4th Floor, New Providence, NJ 07974, or by oral request to us at (908) 731-5556. You must make such request to us by                      , 2026 (five business days before the Meeting) to facilitate timely delivery of the requested materials.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain statements that constitute forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. All statements other than statements of historical facts, including statements regarding the satisfaction of the conditions to the Redomiciliation Transaction, our ability to consummate the Redomiciliation Transaction, the timing for the consummation of the Redomiciliation, the benefits and costs of the Redomiciliation Transaction, the outcome of any legal proceedings that may be instituted against us following announcement of the Redomiciliation Transaction; our ability to maintain the listing of our common stock on the NYSE following the Redomiciliation Transaction, our future financial performance following the Redomiciliation Transaction, uncertainties and disruptions while the Redomiciliation Transaction is pending or after the Redomiciliation Transaction, our future catalysts, results of operations and financial position, business and commercial strategy, market opportunities, products and product candidates, research pipeline, ongoing and planned preclinical studies and clinical trials, regulatory submissions and approvals, research and development costs, projected revenues and expenses and the timing of revenues and expenses, timing and likelihood of success, as well as plans and objectives of management for future operations are forward-looking statements. Many of the forward-looking statements contained in this proxy statement/prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “will” and “potential,” among others.

Forward-looking statements are based on our management’s beliefs and assumptions and on information available to our management at the time such statements are made. Such statements are subject to known and unknown risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to: our ability to consummate the Redomiciliation Transaction; the timing for the consummation of the Redomiciliation; differences in the benefits and costs of the Redomiciliation Transaction than our current expectations and our ability to realize the anticipated benefits of the Redomiciliation Transaction; any legal proceedings that may be instituted against us following announcement of the Redomiciliation Transaction and the outcomes of any such legal proceedings; our ability to maintain the listing of our common stock on the NYSE following the Redomiciliation Transaction; uncertainties and disruptions while the Redomiciliation Transaction is pending or after the Redomiciliation Transaction; that shareholders may recognize gain or other income with respect to their shares upon the consummation of the Redomiciliation Transaction; changes in shareholders’ rights as a result of the Redomiciliation Transaction; our ability to adapt to operating under the laws of the State of Delaware; the substantial net losses that we have incurred since our inception, our expectation to continue to incur losses for the foreseeable future and our need to raise additional capital to fund our operations and execute our business plan, which will depend on financial, economic and market conditions, the number of authorized shares, and other factors, over which we may have no or limited control; our indebtedness under the loan agreement and guaranty with certain affiliates and/or funds managed by each of Oaktree Capital Management, L.P. and Owl Rock Capital Advisors LLC, as lenders, and Blue Owl Opportunistic Master Fund I, L.P., as administrative agent (the “Loan Agreement”), and the associated restrictive covenants thereunder; the purchase and sale agreement with certain entities managed by HealthCare Royalty Management, LLC and its negative effect on the amount of cash that we are able to generate from sales of, and licensing agreements involving, ZYNLONTA and on our attractiveness as an acquisition target; uncertainties of international trade policies, including tariffs, sanctions, trade barriers and most favored nation drug pricing; our ability to complete clinical trials on expected timelines, if at all; the timing, outcome and results of ongoing or planned clinical trials and the sufficiency of such results; undesirable side effects or adverse events of our products and product candidates; the adequacy of the clinical trial data to support, obtain and maintain regulatory approvals; our ability to identify and execute on potential regulatory and compendia pathways; our and our partners’ ability to obtain and maintain regulatory approval for our product and product candidates; the timing, content and outcome of meetings with and feedback or other communications provided by regulatory authorities; our and our partners’ ability to successfully commercialize our products; the availability and scope of coverage and reimbursement for our products; the complexity and difficulty of manufacturing our products and product candidates; the substantial competition in our industry, including new technologies and therapies; our ability to continue to fund, or enter into collaborative or partnership arrangements for our research programs, and the timing, results and future clinical outcomes of such research programs; our reliance on third parties for preclinical studies and clinical trials and for the manufacture, production, storage and distribution of our products and product candidates and certain commercialization activities for our products; our ability to obtain, maintain and protect our intellectual property rights and our ability to operate our business without infringing on the intellectual property rights of others; our estimates regarding future revenue, expenses, liquidity, capital resources and needs for additional financing; the size and growth potential of the markets for our products and product candidates; potential product liability lawsuits and product recalls for our products; and those identified in “Risk Factors” and the documents incorporated by reference into this proxy statement/prospectus.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this proxy statement/prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and shareholders are cautioned not to unduly rely upon these statements.

QUESTIONS AND ANSWERS

General

Why am I receiving this proxy statement/prospectus?

We are soliciting proxies for the Meeting. You are receiving this proxy statement/prospectus because you owned our common shares of the Company at the close of business on                      , 2026, the record date for the Meeting, which entitles you to vote at the Meeting, unless you dispose of your common shares or otherwise cease to have voting rights in relation to your common shares before the Meeting. By use of a proxy, you can vote whether or not you attend the Meeting. This proxy statement/prospectus describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

When and where is the Meeting?

The Meeting is scheduled to be held on                      , 2027 at            EST /            CET at the Company’s headquarters located at Biopôle, Route de la Corniche 3B, 1066 Epalinges, Switzerland.

What is the purpose of the Meeting?

At the Meeting, shareholders will be asked to consider and vote upon the following matters:

1.	A proposal to change the Company’s jurisdiction of incorporation from Switzerland to the State of Delaware and to relocate the Company’s seat from Epalinges, Canton of Vaud, Switzerland, to Delaware, United States, pursuant to Article 163 of the PILA and Section 388 of the DGCL, as a result of which (i) the Company will continue its existence as a corporation incorporated under the laws of the State of Delaware under the name ADC Therapeutics, Inc., without any discontinuation of legal existence, without liquidation or dissolution and without creating a new legal entity, and (ii) the Company’s capital stock will be denominated in U.S. dollars, with each issued common share, par value of CHF 0.08 per share, of ADC Therapeutics SA automatically becoming one share of common stock, par value $0.10 per share, of ADC Therapeutics, Inc. in accordance with the terms of ADC Therapeutics, Inc.’s certificate of incorporation to be filed with the Secretary of State of the State of Delaware (the “Redomiciliation Proposal”).

2.	A proposal for a general amendment to the Company’s articles of association to replace such articles of association by the certificate of incorporation, the form of which is included as Annex B to this proxy statement/prospectus, and the bylaws, the form of which is included as Annex C to this proxy statement/prospectus, to be effective upon the Company becoming a corporation incorporated under the laws of the State of Delaware (the “Constitutive Documents Proposal”).

3.	A proposal to discharge the members of the board of directors and the executive committee from liability for the period from January 1, 2026 to the date of the Meeting (the “Discharge Proposal”).

We will also consider and act upon any other matters that properly come before the Meeting or any adjournment or postponement thereof, including proposals submitted by our board of directors related to the Redomiciliation Transaction.

When is the record date for the Meeting?

The record date for the Meeting is                      , 2026. Only shareholders of record at the close of business on that date are entitled to vote at the meeting (unless they dispose of their shares before the Meeting). No shareholders will be registered in the share register, and will thus become shareholders of record, between the record date and the date of the Meeting.

Will I be able to vote if I sell my shares after the record date?

Only shareholders of record at the close of business on the record date are entitled to vote at the Meeting. Shareholders who sell their shares prior to the Meeting will not be able to vote even if they are in possession of the proxy materials.

How many shares were outstanding as of the record date?

At the close of business on the record date, there were            common shares outstanding. The number of common shares that will be entitled to vote at the Meeting will vary depending on how many common shares are de-registered between the record date and the date of the Meeting.

To how many votes am I entitled?

Each common share is entitled to one vote per share on all matters presented for a vote. However, our articles of association provide that, if an individual or legal entity acquires shares and, as a result, directly or indirectly, has (alone or in concert with other parties) voting rights with respect to more than 15% of the share capital recorded in the Commercial Register, the shares exceeding the 15% limit shall be entered in the share register as shares without voting rights. If shares are being held by a nominee for third-party beneficiaries that control (alone or together with third parties) voting rights with respect to more than 15% of the share capital, the board of directors may cancel the registration of the shares with voting rights held by such nominee in excess of the 15% limit.

Members of the board of directors and the executive committee and their representatives and entities controlled by them are not allowed to vote on the Discharge Proposal.

What is the difference between being a shareholder of record and a beneficial owner?

Many of our shareholders hold their shares through brokers, banks or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a shareholder of record and a beneficial owner.

Shareholder of Record: If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are the shareholder of record, and proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the Independent Proxy named on the proxy card or to another individual of your choice.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered to be the shareholder of record. As the beneficial owner, you have the right to tell your nominee how to vote. Your nominee has sent you instructions on how to direct the nominee’s vote in advance of the meeting through the voting instruction card. You may vote by following those instructions.

I share an address with another shareholder. What do I do if we received only one paper copy of the proxy materials and want additional copies, or we received multiple copies and want only one?

SEC rules permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more shareholders sharing an address by delivering one proxy statement to those shareholders. This procedure, known as “householding,” reduces the amount of duplicate information that shareholders receive and lowers our printing and mailing costs. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, the proxy materials to any shareholder of record at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, such shareholder of record may contact Investor Relations, ADC Therapeutics SA, c/o ADC Therapeutics America, Inc. 430 Mountain Avenue, 4th Floor, New Providence, NJ 07974 or by calling (908) 731-5556. Beneficial holders may contact their bank, brokerage firm or other nominee to request information about householding.

Conversely, if shareholders of record living at the same address received multiple copies of the Notice and, if applicable, the proxy materials, you may request delivery of a single copy by contacting us as set forth above. Beneficial holders may contact their bank, brokerage firm, or other nominee to request a single copy of the Notice and, if applicable, the proxy materials.

How is a quorum reached?

There is no quorum requirement for the Meeting. Under Swiss law, corporations do not have specific quorum requirements for shareholder meetings, and our articles of association do not otherwise provide for a quorum requirement.

Who is the independent voting representative for the Meeting and how do I get in touch?

Swiss law requires public companies to appoint an independent voting representative (the “Independent Proxy”), to whom shareholders of record and nominees can give a proxy to vote on their behalf as well as voting instructions. The Company’s Independent Proxy is PHC Notaires, in Lausanne, Switzerland. You may contact the Independent Proxy at PHC Notaires, Pl. Benjamin-Constant 2, Case postale 1269, 1001 Lausanne, Switzerland.

How can I vote my shares in advance of the Meeting?

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Meeting.

If you are a shareholder of record, you may vote by giving voting instructions and authorization to the Independent Proxy electronically through the Computershare portal with the individual shareholder number (QR Code). To do so, shareholders of record should follow the instructions given in the Notice. Shareholders of record may also give voting instructions and authorization to the Independent Proxy through Computershare by mail, using a proxy card.

If you are a beneficial owner, you may vote by giving voting instructions and authorization to the Independent Proxy electronically pursuant to the instructions of your broker or nominee and should use the portal designated by your broker or nominee. Beneficial owners should observe the deadlines to submit voting instructions and authorizations that are set in the instructions of their broker or nominee.

Can I attend the Meeting in person?

If you are a shareholder of record, or if you are a beneficial owner and have obtained a legal proxy from your broker, bank or nominee authorizing you to vote at the Meeting, you may attend the Meeting in person or arrange to be represented by another person, in each case using the proxy card. We recommend that you give voting instructions and authorization to the Independent Proxy even if you plan to attend the Meeting in person.

Individuals who plan to attend the Meeting in person need to present their proxy card and a valid government-issued proof of identity at the Meeting venue. Such individuals are urged to arrive at the Meeting venue no later than            CET on                      , 2027.

To enable us to determine attendance correctly, any individual leaving the Meeting early or temporarily will be requested to present their proxy card upon exit.

Can I revoke my proxy and change my vote?

You may revoke your proxy by notifying the Independent Proxy in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by attending the Meeting and voting in person. If you choose to revoke your proxy by notifying the Independent Proxy or by returning a signed proxy with a later date, you must ensure that such action is taken and any notices or documents are received no later than                      , 2027, 11:59 p.m. EST /                      , 2027, at 5:59 a.m. CET. If you choose to revoke your proxy by transmitting a subsequent vote over the Internet, you must do so prior to the close of the Internet voting facility at                      , 2027, 11:59 p.m. EST /                      , 2027, at 5:59 a.m. CET. If your shares are held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

What if I do not vote my shares?

If you are a shareholder of record, if you do not vote or give instructions to the Independent Proxy to vote, your shares will not be counted for or against the proposals.

If you are a beneficial owner, if you do not vote or give instructions to the Independent Proxy to vote via your broker or nominee, your shares will not be represented and your broker may not vote your shares, and your shares will be counted as “broker non-votes,” which will not be counted for or against the proposals. We encourage you to give your broker or nominee voting instructions with respect to all proposals.

How does the board of directors recommend I vote on the proposals?

The board of directors recommends that you vote “FOR” the Redomiciliation Proposal, the Constitutive Documents Proposal and the Discharge Proposal.

What is the vote required to approve the proposals and how are votes counted?

The affirmative vote of two-thirds of votes represented and the majority of the par value of the shares represented at the Meeting is required for the Redomiciliation Proposal and the Constitutive Documents Proposal. The affirmative vote of a majority of votes represented at the Meeting is required for the Discharge Proposal. Abstentions will have the same effect as votes “AGAINST” these proposals. Broker non-votes will have no effect on the result of these proposals.

Are there other matters to be voted on at the Meeting?

We do not know of any matters that may come before the Meeting other than the proposals set forth in this proxy statement/prospectus. If any other matters are properly presented at the Meeting, then, unless the shareholder has given the Independent Proxy different instructions, solely to the extent permitted under applicable law, the shareholder will be deemed to have authorized the Independent Proxy to vote the proxy on such matters in accordance with the recommendation of the board of directors.

Will a representative from PricewaterhouseCoopers SA be present at the Meeting?

No representative of PricewaterhouseCoopers SA is expected to be present at the Meeting.

How are proxies solicited for the Meeting and who is paying for such solicitation?

We are soliciting proxies for use at the Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We have retained Alliance Advisors, LLC as proxy solicitor to assist in the solicitation of proxies for $          .

How can I find out the results of the voting at the Meeting?

Final voting results will be contained in a Current Report on Form 8-K that will be filed within four business days after the Meeting.

Who should I contact if I have any additional questions?

If you are a shareholder of record, you may contact Investor Relations, ADC Therapeutics SA, c/o ADC Therapeutics America, Inc., 430 Mountain Avenue, 4th Floor, New Providence, NJ 07974 or by calling (908) 731-5556. If you are a beneficial owner, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

Redomiciliation Transaction

What is the Redomiciliation Transaction?

The Redomiciliation Transaction will, if consummated, change our jurisdiction of incorporation from Switzerland to the State of Delaware pursuant to Article 163 of the PILA and Section 388 of the DGCL. The material steps of the Redomiciliation Transaction are summarized below:

•	our shareholders will vote on whether to adopt the Redomiciliation Proposal, the Constitutive Documents Proposal and the Discharge Proposal at the Meeting;

•	we will publicly call upon our creditors to file their claims, noting the impending relocation;

•	a Swiss licensed audit expert will be requested to confirm that the creditors’ claims have been secured or satisfied or will not be prejudiced by the relocation;

•	we will obtain a ruling or confirmation from the Cantonal authority implementing the Federal Act on the Acquisition of Immovable Property in Switzerland by Foreign Non-Residents (ANRA) to the effect that our relocation is not subject to authorization pursuant to ANRA (the “Lex Koller Ruling”), and, if issued in the form of an official ruling, such ruling has become final and binding;

•	assuming the adoption of the Redomiciliation Proposal, the Constitutive Documents Proposal and the Discharge Proposal at the Meeting, and after the satisfaction of the conditions described in “The Redomiciliation Proposal—Conditions to the Redomiciliation Transaction,” a certificate of corporate domestication and a certificate of incorporation (the “Delaware Filings”) will be filed with the Secretary of State of the State of Delaware and, upon acceptance of such filings (or such later time as may be specified in such filings), ADC Therapeutics, Inc. will exist as a Delaware corporation; and

•	following the acceptance of the Delaware Filings and confirmation of the registration of ADC Therapeutics, Inc. and after completing certain administrative and tax steps in Switzerland, ADC Therapeutics SA will be de-registered from the Commercial Register of the Canton of Vaud as a Swiss stock corporation (société anonyme) organized under the laws of Switzerland.

As a result of the Redomiciliation Transaction, we will continue our existence as a corporation incorporated under the laws of the State of Delaware under the name ADC Therapeutics, Inc., without any discontinuation of legal existence, without liquidation or dissolution and without creating a new legal entity. On the effective date of the Redomiciliation Transaction, each issued common share, par value of CHF 0.08 per share, of ADC Therapeutics SA will automatically become one share of common stock, par value $0.10 per share, of ADC Therapeutics, Inc. in accordance with the terms of ADC Therapeutics, Inc.’s certificate of incorporation to be filed with the Secretary of State of the State of Delaware. Immediately after the Redomiciliation Transaction, the number of shares of common stock that you will own in ADC Therapeutics, Inc. will be the same as the number of common shares you held in ADC Therapeutics SA immediately prior to the Redomiciliation Transaction. After the Redomiciliation Transaction, ADC Therapeutics, Inc. will continue to conduct the same business as conducted by ADC Therapeutics SA before the Redomiciliation Transaction.

Why is the board of directors proposing the Redomiciliation Transaction?

Our board of directors believes that the Redomiciliation Transaction will enhance long-term shareholder value by providing various benefits, which are further explained in “The Redomiciliation Proposal—Reasons for the Redomiciliation Transaction,” including:

•	reducing corporate regulatory obligations and cost savings;

•	increasing alignment with our U.S. operations;

•	benefiting from the prominence, predictability and flexibility of Delaware corporate law;

•	benefiting from well-established principles of corporate governance for Delaware corporations;

•	increasing our ability to issue shares for capital raises and strategic transactions;

•	increasing our attractiveness to investors;

•	increasing our comparability to peers;

•	increasing our ability to attract and retain qualified directors and officers; and

•	eliminating our possibility of being a passive foreign investment company.

Are the proposals conditioned on one another?

The Redomiciliation Proposal and the Constitutive Documents Proposal are conditioned upon one another, and the Discharge Proposal is conditioned upon the Redomiciliation Proposal and the Constitutive Documents Proposal.

Will the Redomiciliation Transaction dilute my economic interest?

No. Immediately after the Redomiciliation Transaction, the number of shares of common stock that you will own in ADC Therapeutics, Inc. will be the same as the number of common shares you held in ADC Therapeutics SA immediately prior to the Redomiciliation Transaction. Furthermore, immediately after the Redomiciliation Transaction, the number of outstanding shares of common stock of ADC Therapeutics, Inc. will be the same as the number of outstanding common shares of ADC Therapeutics SA immediately prior to the Redomiciliation Transaction. Therefore, the Redomiciliation Transaction will not dilute your economic interest in ADC Therapeutics, Inc. relative to your current interest in ADC Therapeutics SA.

Will the Company’s business change following the Redomiciliation Transaction?

No. The consolidated business, capitalization, assets and liabilities and financial statements of ADC Therapeutics, Inc. immediately following the Redomiciliation Transaction will be substantially the same as those of ADC Therapeutics SA immediately prior to such transaction.

Who will serve as ADC Therapeutics, Inc.’s directors and executive officers?

The persons who will serve as ADC Therapeutics, Inc.’s directors and executive officers after the Redomiciliation Transaction are expected to be the same persons currently serving as ADC Therapeutics SA’s directors and executive officers.

How will the Company’s directors and executive officers vote?

As of the record date, our directors and executive officers and their affiliates held, in the aggregate, approximately            of our outstanding common shares, representing approximately           % of our outstanding common shares. Our directors and executive officers have indicated that they intend to vote their shares in favor of the Redomiciliation Proposal and the Constitutive Documents Proposal and, to the extent they are permitted to vote on such proposal under Swiss law (see “—To how many votes am I entitled?”), the Discharge Proposal, although none of them have entered into any agreements obligating them to do so.

Have any shareholders already committed to vote in favor of the proposals?

No. Although certain of our existing shareholders, in addition to our directors and executive officers, have indicated that they intend to vote their shares in favor of one or more of the proposals, none of them have entered into any agreements obligating them to do so.

What are the conditions to consummating the Redomiciliation Transaction?

In addition to the approval of the Redomiciliation Proposal and the Constitutive Documents Proposal, the Redomiciliation Transaction is conditioned on the occurrence or satisfaction of the following matters:

•	certain subsidiary restructuring transactions within our corporate group have been consummated to maximize legal, administrative and other efficiencies associated with a more streamlined U.S.-based corporate structure, namely, the intercompany sale of certain intellectual property assets from ADC Therapeutics SA to ADC Therapeutics America, Inc. and the transfer of certain employees, operations and agreements from ADC Therapeutics SA to a new subsidiary to be formed in Switzerland;

•	we have received rulings from the relevant Swiss tax authorities regarding the Swiss tax treatment of the Redomiciliation Transaction;

•	a Swiss licensed audit expert has confirmed that the creditors’ claims have been secured or satisfied or will not be prejudiced by the relocation;

•	we have obtained the Lex Koller Ruling, and, if issued in the form of an official ruling, such ruling has become final and binding;

•	the SEC has declared the registration statement on Form S-4, to which this proxy statement/prospectus forms a part, effective, and no stop order with respect thereto is in effect;

•	the NYSE has approved ADC Therapeutics, Inc.’s common stock for listing, subject to notice of issuance; and

•	we are not subject to any decree, order or injunction that prohibits the consummation of the Redomiciliation Transaction.

If any of these conditions are not satisfied by June 30, 2027, then the Redomiciliation Transaction will not be consummated. In addition, the expected timing for the consummation of the Redomiciliation Transaction may be impacted by circumstances described in this proxy statement/prospectus. We cannot be certain when, or if, the conditions to the Redomiciliation Transaction will be satisfied, or that the Redomiciliation Transaction will be consummated.

Will ADC Therapeutics, Inc.’s common stock be listed on a stock exchange?

Yes, we expect that ADC Therapeutics, Inc.’s common stock following the Redomiciliation Transaction will be listed on the NYSE under the symbol “ADCT.”

How do I receive ADC Therapeutics Inc.’s common stock upon consummation of the Redomiciliation Transaction?

On the effective date of the Redomiciliation Transaction, each issued common share, par value of CHF 0.08 per share, of ADC Therapeutics SA will automatically become one share of common stock, par value $0.10 per share, of ADC Therapeutics, Inc. in accordance with the terms of ADC Therapeutics, Inc.’s certificate of incorporation. Your ownership of shares of common stock will be recorded in book-entry form by your nominee (if you are a beneficial owner) or by the Company’s transfer agent (if you are a shareholder of record), without the need for any additional action on your part.

If you hold stock certificates representing ADC Therapeutics SA’s common shares, such stock certificates will, at the effective time of the Redomiciliation Transaction, automatically represent the same number of shares of ADC Therapeutics, Inc.’s common stock. You will not be required to exchange your stock certificates as a result of the Redomiciliation Transaction. If you desire to sell some or all of your shares of common stock after the effective time of the Redomiciliation Transaction, you may deliver the stock certificate or certificates that previously represented common shares.

How will my rights as a shareholder be affected by the Redomiciliation Transaction?

After the Redomiciliation Transaction, your rights as a holder of ADC Therapeutics, Inc.’s common stock under Delaware corporate law, the proposed certificate of incorporation and the proposed bylaws (together, the “Proposed Constitutive Documents”) will differ from your current rights under your rights as a holder of ADC Therapeutics SA’s common shares under Swiss corporate law and our current articles of association. These differences are described in detail in “The Constitutive Documents Proposal—Description of Capital Stock” and “The Constitutive Documents Proposal—Comparison of Shareholder Rights.”

What will happen to other securities as a result of the Redomiciliation Transaction?

ADC Therapeutics SA’s securities, other than common shares, will remain outstanding as ADC Therapeutics, Inc.’s securities in accordance with their terms. Such securities will represent rights to purchase, convert into, exercise for or otherwise acquire the same number of shares of ADC Therapeutics, Inc.’s common stock, on the same terms and conditions, as such securities represented rights to purchase, convert into, exercise for or otherwise acquire shares of ADC Therapeutics SA’s common shares.

How will the Redomiciliation Transaction affect the public disclosures that the Company provides to its shareholders?

Upon consummation of the Redomiciliation Transaction, we will be subject to the same reporting requirements of the SEC, the mandates of the Sarbanes-Oxley Act and the applicable corporate governance rules of the NYSE as we were before the Redomiciliation Transaction. We will continue to be required to file periodic reports with the SEC on Forms 10-K, 10-Q and 8-K and continue to comply with the proxy rules applicable to U.S. domestic issuers. Our directors, officers and certain of our shareholders will continue to be required to file reports under Section 16 of the Exchange Act and be subject to the disgorgement of short-swing profits. However, as we will no longer be a Swiss stock corporation, we will no longer publish statutory financial statements or compensation reports that are required by Swiss law.

What happens to compensation plans and outstanding awards in connection with the Redomiciliation Transaction?

In connection with the Redomiciliation Transaction, the 2019 Equity Incentive Plan, the Employee Stock Purchase Plan, the Conditional Share Capital Plan and the Inducement Plan (collectively, the “Equity Compensation Plans”) as well as all other compensation or benefit plans, policies and arrangements maintained by ADC Therapeutics SA will become plans, policies and arrangements of ADC Therapeutics, Inc. The compensation committee of the board of directors will make certain technical and administrative changes to the Equity Compensation Plans to reflect that we are a Delaware corporation, but such changes will not change the number of shares issuable under the Equity Compensation Plans. Each of ADC Therapeutics SA’s outstanding restricted shares unit, share option and other share-based incentive awards will become an equivalent ADC Therapeutics, Inc. incentive award. Those incentive awards will be subject to the same terms and conditions as the original ADC Therapeutics SA incentive awards (including performance-based vesting conditions), except the security issuable upon exercise or settlement of the incentive award will be ADC Therapeutics, Inc.’s common stock (or its cash equivalent) rather than ADC Therapeutics SA’s common shares (or its cash equivalent).

What are the risks associated with the Redomiciliation Transaction?

The Redomiciliation Transaction, and our operations following the Redomiciliation Transaction, is subject to various risks. Before voting your shares or granting a proxy to vote your shares, you are urged to carefully read “Risk Factors” beginning on page 19 of this proxy statement/prospectus and any risk factors described in our SEC filings that are incorporated by reference into this proxy statement/prospectus.

What are the material Swiss tax considerations to shareholders resulting from the Redomiciliation Transaction?

For Swiss tax purposes, the Redomiciliation Transaction is treated as a liquidation of ADC Therapeutics SA. As a result, Swiss withholding tax at a rate of 35% could in principle be levied on the amount by which the fair market value of ADC Therapeutics SA’s equity exceeds the sum of the nominal value of its share capital and its confirmed reserves from capital contributions. Because ADC Therapeutics SA’s current market capitalization is substantially lower than this amount, we do not expect any Swiss withholding tax to be payable as a result of the Redomiciliation Transaction. We intend to request rulings from the Swiss tax authorities confirming this treatment. Swiss resident shareholders should generally not be subject to Swiss income or profit tax as a result of the Redomiciliation Transaction, subject to certain conditions. See “Material Tax Considerations—Material Swiss Tax Considerations.”

What are the material U.S. federal income tax considerations to shareholders resulting from the Redomiciliation Transaction?

As discussed more fully under “Material Tax Considerations—Material U.S. Federal Income Tax Considerations,” it is intended that the Redomiciliation Transaction qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code,” and such reorganization, an “F Reorganization”). However, we have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (“IRS”) with respect to the qualification of the Redomiciliation Transaction as an F Reorganization. No assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. Assuming that the Redomiciliation Transaction so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed under “Material Tax Considerations—Material U.S. Federal Income Tax Considerations—U.S. Holders—Tax Effects of the Redomiciliation Transaction to U.S. Holders—PFIC Considerations,” U.S. Holders (as defined in “Material Tax Considerations—Material U.S. Federal Income Tax Considerations—U.S. Holders”) will be subject to Section 367(b) of the Code and, as a result:

•	a U.S. Holder whose ADC Therapeutics SA common shares, on the date of the Redomiciliation Transaction, have a fair market value of less than $50,000 and who, on the date of the Redomiciliation Transaction, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all ADC Therapeutics SA common shares entitled to vote and less than 10% of the total value of all ADC Therapeutics SA common shares generally will not recognize any gain or loss and will not be required to include any part of ADC Therapeutics SA’s earnings and profits in income in connection with the Redomiciliation Transaction;

•	a U.S. Holder whose ADC Therapeutics SA common shares, on the date of the Redomiciliation Transaction, have a fair market value of $50,000 or more and who, on the date of the Redomiciliation Transaction, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all ADC Therapeutics SA common shares entitled to vote and less than 10% of the total value of all ADC Therapeutics SA common shares generally will recognize gain (but not loss) on the deemed exchange of ADC Therapeutics SA common shares for shares of ADC Therapeutics, Inc.’s common stock pursuant to the Redomiciliation Transaction. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend paid by ADC Therapeutics SA the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its ADC Therapeutics SA common shares provided certain other requirements are satisfied; and

•	a U.S. Holder who, on the date of the Redomiciliation Transaction, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all ADC Therapeutics SA common shares entitled to vote or 10% or more of the total value of all ADC Therapeutics SA common shares generally will be required to include in income as a dividend deemed paid by ADC Therapeutics SA the “all earnings and profits amount” attributable to its ADC Therapeutics SA common shares as a result of the Redomiciliation Transaction.

ADC Therapeutics SA expects to have a deficit in earnings and profits on the date of the Redomiciliation Transaction. However, it is possible that, notwithstanding ADC Therapeutics SA’s expectations, the amount of ADC Therapeutics SA’s cumulative net earnings and profits could be positive through the date of the Redomiciliation Transaction. Therefore, there can be no assurance that ADC Therapeutics SA will indeed have a deficit in earnings and profits on the date of the Redomiciliation Transaction.

Additionally, the Redomiciliation Transaction will generally cause Non-U.S. Holders (as defined in “Material Tax Considerations—Material U.S. Federal Income Tax Considerations—Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s shares of ADC Therapeutics, Inc. common stock after the Redomiciliation Transaction.

The tax consequences of the Redomiciliation Transaction are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Redomiciliation Transaction, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Redomiciliation Transaction, see “Material Tax Considerations—Material U.S. Federal Income Tax Considerations.”

When will the Redomiciliation Transaction become effective?

We currently anticipate that the Redomiciliation Transaction will be consummated as soon as practicable following approval of the proposals described in the accompanying proxy statement/prospectus and the satisfaction of all conditions to the Redomiciliation Transaction described in this proxy statement/prospectus. If the Company does not become a corporation incorporated under the laws of the State of Delaware by June 30, 2027, any approval of the Redomiciliation Proposal and the Constitutive Documents Proposal will lapse.

What happens if the Redomiciliation Transaction is not consummated?

If the Redomiciliation Transaction is not consummated, we will continue as a Swiss stock corporation (société anonyme) organized under the laws of Switzerland and our shareholders will continue holding common shares.

Are shareholders entitled to dissenters’ rights of appraisal in connection with the Redomiciliation Transaction?

No. There are no dissenters’ rights of appraisal under Swiss law or our articles of association in connection with the Redomiciliation Transaction.

PROXY STATEMENT/PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire proxy statement/prospectus, including the documents incorporated by reference, before voting your shares or granting a proxy to vote your shares with respect to the proposals described in this proxy statement/prospectus.

About ADC Therapeutics

ADC Therapeutics is a commercial-stage global pioneer in the field of antibody drug conjugates (“ADCs”), transforming treatment for patients through our focused portfolio with ZYNLONTA (loncastuximab tesirine-lpyl), a CD19-directed ADC. ZYNLONTA received accelerated approval from the U.S. Food and Drug Administration, conditional approval from the European Commission, the China National Medical Products Administration and Health Canada, as well as approvals in other key global markets for the treatment of relapsed or refractory diffuse large B-cell lymphoma (“DLBCL”) after two or more lines of systemic therapy. Our goal is to be a leading ADC company bringing meaningful therapies to patients in need by leveraging our decade-long experience in the ADC field, with multiple INDs, and a proven track record of success. We are pursing expansion of ZYNLONTA internationally, and into earlier lines of DLBCL through our LOTIS-5 confirmatory Phase 3 clinical trial (rituximab combination) and LOTIS-7 Phase 1b clinical trial (bispecific combination) as well as into indolent lymphomas, including marginal zone lymphoma and follicular lymphoma, through investigator-initiated trials at leading institutions.

We are a Swiss stock corporation (société anonyme) organized under the laws of Switzerland. We were incorporated as a Swiss limited liability company (société à responsabilité limitée) on June 6, 2011 and converted into a Swiss stock corporation (société anonyme) under the laws of Switzerland on October 13, 2015. Our principal executive offices is located at Biopôle, Route de la Corniche 3B, 1066 Epalinges, Switzerland and our telephone number is +41 21 653 02 00. Following the Redomiciliation Transaction, we will become a corporation incorporated under the laws of the State of Delaware under the name ADC Therapeutics, Inc., with principal executive offices at 430 Mountain Avenue, 4th Floor, New Providence, NJ 07974, and telephone number of (908) 731-5556.

Our website is adctherapeutics.com. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this proxy statement/prospectus or the registration statement of which it forms a part.

Our common shares are listed on the NYSE under the symbol “ADCT.” On November 2, 2026, the date preceding public announcement of the Redomiciliation Transaction, the last reported sale price of our common shares on the NYSE was $1.54 per share.

The Meeting

The Meeting is scheduled to be held on                      , 2027 at            EST /            CET at the Company’s headquarters located at Biopôle, Route de la Corniche 3B, 1066 Epalinges, Switzerland.

The record date for the Meeting is                      , 2026. At the close of business on the record date, there were            common shares outstanding. The number of common shares that will be entitled to vote at the Meeting will vary depending on how many common shares are de-registered between the record date and the date of the Meeting.

There is no quorum requirement for the Meeting.

The Proposals and the Board of Directors’ Recommendation

At the Meeting, shareholders will be asked to consider and vote upon the following matters, all of which are discussed in greater detail in this proxy statement/prospectus:

1.	A proposal to change the Company’s jurisdiction of incorporation from Switzerland to the State of Delaware and to relocate the Company’s seat from Epalinges, Canton of Vaud, Switzerland, to Delaware, United States, pursuant to Article 163 of the PILA and Section 388 of the DGCL, as a result of which (i) the Company will continue its existence as a corporation incorporated under the laws of the State of Delaware under the name ADC Therapeutics, Inc., without any discontinuation of legal existence, without liquidation or dissolution and without creating a new legal entity, and (ii) the Company’s capital stock will be denominated in U.S. dollars, with each issued common share, par value of CHF 0.08 per share, of ADC Therapeutics SA automatically becoming one share of common stock, par value $0.10 per share, of ADC Therapeutics, Inc. in accordance with the terms of ADC Therapeutics, Inc.’s certificate of incorporation to be filed with the Secretary of State of the State of Delaware (the “Redomiciliation Proposal”).

2.	A proposal for a general amendment to the Company’s articles of association to replace such articles of association by the certificate of incorporation, the form of which is included as Annex B to this proxy statement/prospectus, and the bylaws, the form of which is included as Annex C to this proxy statement/prospectus, to be effective upon the Company becoming a corporation incorporated under the laws of the State of Delaware (the “Constitutive Documents Proposal”).

3.	A proposal to discharge the members of the board of directors and the executive committee from liability for the period from January 1, 2026 to the date of the Meeting (the “Discharge Proposal”).

The Redomiciliation Proposal and the Constitutive Documents Proposal are conditioned upon one another, and the Discharge Proposal is conditioned upon the Redomiciliation Proposal and the Constitutive Documents Proposal. If the Company does not become a corporation incorporated under the laws of the State of Delaware by June 30, 2027, any approval of the Redomiciliation Proposal and the Constitutive Documents Proposal will lapse.

The affirmative vote of two-thirds of votes represented and the majority of the par value of the shares represented at the Meeting is required for the Redomiciliation Proposal and the Constitutive Documents Proposal. The affirmative vote of a majority of votes represented at the Meeting is required for the Discharge Proposal. Abstentions will have the same effect as votes “AGAINST” these proposals. Broker non-votes will have no effect on the result of these proposals.

The board of directors recommends that you vote “FOR” the Redomiciliation Proposal, the Constitutive Documents Proposal and the Discharge Proposal.

The Redomiciliation Transaction

Overview

Our board of directors unanimously approved, and is submitting to our shareholders for approval of proposals that would change our jurisdiction of incorporation from Switzerland to the State of Delaware.

As a result of the Redomiciliation Transaction, we will continue our existence as a corporation incorporated under the laws of the State of Delaware under the name ADC Therapeutics, Inc., without any discontinuation of legal existence, without liquidation or dissolution and without creating a new legal entity. On the effective date of the Redomiciliation Transaction, each issued common share, par value of CHF 0.08 per share, of ADC Therapeutics SA will automatically become one share of common stock, par value $0.10 per share, of ADC Therapeutics, Inc. in accordance with the terms of ADC Therapeutics, Inc.’s certificate of incorporation to be filed with the Secretary of State of the State of Delaware. Immediately after the Redomiciliation Transaction, the number of shares of common stock that you will own in ADC Therapeutics, Inc. will be the same as the number of common shares you held in ADC Therapeutics SA immediately prior to the Redomiciliation Transaction. Our common shares are currently listed on the NYSE under the symbol “ADCT,” and we expect that our common stock following the Redomiciliation Transaction will be listed on the NYSE under the same symbol.

Reasons for the Redomiciliation Transaction

Our board of directors believes that the Redomiciliation Transaction will enhance long-term shareholder value by providing various benefits, which are further explained in “The Redomiciliation Proposal—Reasons for the Redomiciliation Transaction,” including:

•	reducing corporate regulatory obligations and cost savings;

•	increasing alignment with our U.S. operations;

•	benefiting from the prominence, predictability and flexibility of Delaware corporate law;

•	benefiting from well-established principles of corporate governance for Delaware corporations;

•	increasing our ability to issue shares for capital raises and strategic transactions;

•	increasing our attractiveness to investors;

•	increasing our comparability to peers;

•	increasing our ability to attract and retain qualified directors and officers; and

•	eliminating our possibility of being a passive foreign investment company.

Steps to the Redomiciliation Transaction

The material steps of the Redomiciliation Transaction are summarized below:

•	our shareholders will vote on whether to adopt the Redomiciliation Proposal, the Constitutive Documents Proposal and the Discharge Proposal at the Meeting;

•	we will publicly call upon our creditors to file their claims, noting the impending relocation;

•	a Swiss licensed audit expert will be requested to confirm that the creditors’ claims have been secured or satisfied or will not be prejudiced by the relocation;

•	we will obtain the Lex Koller Ruling, and, if issued in the form of an official ruling, such ruling has become final and binding;

•	assuming the adoption of the Redomiciliation Proposal, the Constitutive Documents Proposal and the Discharge Proposal at the Meeting, and after the satisfaction of the conditions described in “The Redomiciliation Proposal—Conditions to the Redomiciliation Transaction,” the Delaware Filings will be filed with the Secretary of State of the State of Delaware and, upon acceptance of such filings (or such later time as may be specified in such filings), ADC Therapeutics, Inc. will exist as a Delaware corporation; and

•	following the acceptance of the Delaware Filings and confirmation of the registration of ADC Therapeutics, Inc. and after completing certain administrative and tax steps in Switzerland, ADC Therapeutics SA will be de-registered from the Commercial Register of the Canton of Vaud as a Swiss stock corporation (société anonyme) organized under the laws of Switzerland.

Conditions to the Redomiciliation Transaction

As described in “The Redomiciliation Proposal—Conditions to the Redomiciliation Transaction,” in addition to the approval of the Redomiciliation Proposal and the Constitutive Documents Proposal, the Redomiciliation Transaction is conditioned on the occurrence or satisfaction of the following matters:

•	certain subsidiary restructuring transactions within our corporate group have been consummated to maximize legal, administrative and other efficiencies associated with a more streamlined U.S.-based corporate structure, namely, the intercompany sale of certain intellectual property assets from ADC Therapeutics SA to ADC Therapeutics America, Inc. and the transfer of certain employees, operations and agreements from ADC Therapeutics SA to a new subsidiary to be formed in Switzerland;

•	we have received rulings from the relevant Swiss tax authorities regarding the Swiss tax treatment of the Redomiciliation Transaction;

•	a Swiss licensed audit expert has confirmed that the creditors’ claims have been secured or satisfied or will not be prejudiced by the relocation;

•	we have obtained the Lex Koller Ruling, and, if issued in the form of an official ruling, such ruling has become final and binding;

•	the SEC has declared the registration statement on Form S-4, to which this proxy statement/prospectus forms a part, effective, and no stop order with respect thereto is in effect;

•	the NYSE has approved ADC Therapeutics, Inc.’s common stock for listing, subject to notice of issuance; and

•	we are not subject to any decree, order or injunction that prohibits the consummation of the Redomiciliation Transaction.

If any of these conditions are not satisfied by June 30, 2027, then the Redomiciliation Transaction will not be consummated. In addition, the expected timing for the consummation of the Redomiciliation Transaction may be impacted by circumstances described in this proxy statement/prospectus. We cannot be certain when, or if, the conditions to the Redomiciliation Transaction will be satisfied, or that the Redomiciliation Transaction will be consummated.

Anticipated Accounting Treatment

There will be no material accounting effect or change in the carrying amount of our consolidated assets and liabilities as a result of the Redomiciliation Transaction. The consolidated capitalization, assets and liabilities and financial statements of ADC Therapeutics, Inc., immediately following the Redomiciliation Transaction will be substantially the same as those of ADC Therapeutics SA immediately prior to such transaction. Accordingly, no pro forma financial statements are included in this proxy statement/prospectus.

Interests of Certain Persons in the Redomiciliation Transaction

We do not believe that any of our directors or executive officers, has an interest in the Redomiciliation Transaction that is different from the interests of our other shareholders, other than Ameet Mallik and Pepe Carmona who will enter into new employment agreements with us following the Redomiciliation Transaction as described in “Certain Relationships and Related-Party Transactions—Employment Agreements.” No change in control payments or additional compensation will be payable to our directors or executive officers in connection with the Redomiciliation Transaction. Members of the board of directors and the executive committee benefit from the discharge from liability provided by the Discharge Proposal and, accordingly, are not allowed to vote on the Discharge Proposal.

As of the record date, our directors and executive officers and their affiliates held, in the aggregate, approximately            of our outstanding common shares, representing approximately           % of our outstanding common shares. As of the record date, Ameet Mallik and Pepe Carmona and their affiliates held, in the aggregate, approximately            of our outstanding common shares, representing approximately           % of our outstanding common shares.

Regulatory Matters

Other than the Delaware Filings, the Lex Koller Ruling, Swiss tax rulings, filings with the Commercial Register of the Canton of Vaud and approval of ADC Therapeutics, Inc.’s common stock for listing by the NYSE, we are not aware of any governmental approvals or actions that are required for the Redomiciliation Transaction to become effective other than compliance with U.S. federal and state securities laws. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought, although there can be no assurance that any additional approvals or actions will be obtained.

Dissenters’ Rights

There are no dissenters’ rights of appraisal under Swiss law or our articles of association in connection with the Redomiciliation Transaction. See “The Redomiciliation Proposal—Dissenters’ Rights.”

Tax Consequences

See “Material Tax Considerations” for important information regarding tax consequences relating to the Redomiciliation Transaction. Shareholders are advised to consult their own tax advisors in light of their particular circumstances as to the Swiss or U.S. tax laws, regulations and regulatory practices that could be relevant for them in connection with the Redomiciliation Transaction and the consequences thereof under the tax laws, regulations and regulatory practices of Switzerland or the United States.

Risk Factors

Before voting your shares or granting a proxy to vote your shares, you are urged to carefully read “Risk Factors” beginning on page 19 of this proxy statement/prospectus and any risk factors described in our SEC filings that are incorporated by reference into this proxy statement/prospectus.

RISK FACTORS

You should carefully consider the following risk factors and all of the information set forth in this proxy statement/prospectus, including the documents incorporated by reference, before voting your shares or granting a proxy to vote your shares with respect to the proposals described in this proxy statement/prospectus. Our business, as well as our reputation, financial condition, results of operations and share price, could be materially adversely affected by any of these risks, as well as other risks and uncertainties not currently known to us or not currently considered material.

Risks Related to the Redomiciliation Transaction

The expected benefits of the Redomiciliation Transaction may not be realized.

There can be no assurance that any or all of the anticipated benefits of the Redomiciliation Transaction will be achieved. Achieving the anticipated benefits of the Redomiciliation Transaction is subject to various risks and uncertainties, including factors that we do not and cannot control. If the benefits of the Redomiciliation Transaction do not meet expectations of investors or securities or industry analysts, the price of our common stock after the Redomiciliation Transaction may decline. For a description of the potential benefits of the Redomiciliation Transaction, see “The Redomiciliation Proposal—Reasons for the Redomiciliation Transaction.”

We have allocated, and will continue to allocate, significant time and resources and have incurred, and will continue to incur, significant costs in connection with the Redomiciliation Transaction.

We and our board of directors and management have allocated and will continue to be required to allocate significant time and resources to effect the Redomiciliation Transaction and related and incidental activities. The challenges associated with managing these various initiatives may have a business impact and that consequently the underlying businesses will not perform in line with expectations. This could have an adverse effect on our business, financial condition and reputation before and after the Redomiciliation Transaction.

In addition, we have incurred and expect to continue to incur significant costs in connection with the Redomiciliation Transaction, including legal fees, tax and other advisory fees, accountants’ fees, proxy solicitor fees, filing fees, mailing expenses and financial printing expenses. There can be no assurance that the actual costs will not exceed those estimated, and the actual completion of the Redomiciliation Transaction may result in additional and unforeseen expenses. The substantial majority of these costs will be incurred regardless of whether the Redomiciliation Transaction is completed and prior to the Meeting. While it is expected that benefits of the Redomiciliation Transaction will offset these transaction costs over time, this net benefit may not be achieved in the short term or at all.

The conditions to the Redomiciliation Transaction may not be satisfied, and the Redomiciliation may never be consummated.

In addition to the approval of the Redomiciliation Proposal, the Constitutive Documents Proposal and the Discharge Proposal, the consummation of the Redomiciliation Transaction is conditional upon matters described in “The Redomiciliation Proposal—Conditions to the Redomiciliation Transaction,” the satisfaction of which depend on factors that we do not and cannot control. Although we are taking, and will take, reasonable efforts to satisfy these conditions, there can be no assurance that these conditions will be satisfied or that the Redomiciliation Transaction will be completed.

The Redomiciliation Transaction may result in material Swiss taxes for us and our shareholders.

For Swiss tax purposes, the Redomiciliation Transaction is treated as a liquidation of ADC Therapeutics SA. Swiss withholding tax at a rate of 35% could therefore be levied on the amount by which the fair market value of ADC Therapeutics SA’s equity at the time of the Redomiciliation Transaction exceeds the sum of the nominal value of its share capital and its confirmed reserves from capital contributions. Although ADC Therapeutics SA’s current market capitalization is substantially lower than this amount, the market price of our common shares may fluctuate significantly before the Redomiciliation Transaction is consummated. In addition, the Swiss Federal Tax Administration may determine the fair market value of ADC Therapeutics SA’s equity, or the amount of our reserves from capital contributions, differently than we do. Any withholding tax would be a shareholder-level tax, but ADC Therapeutics SA would be required to pay it on behalf of shareholders. If the tax is not recovered from shareholders, the effective rate on the taxable amount would be approximately 53.8%. Such a payment could also give rise to taxes for shareholders in other jurisdictions, including the United States. Shareholders may be able to obtain a full or partial refund under Swiss law or an applicable double tax treaty, if they meet the applicable conditions.

We have not yet obtained the advance tax rulings from the Swiss Federal Tax Administration and the Vaud cantonal tax administration on which our expectations regarding the Swiss tax treatment of the Redomiciliation Transaction are based. These advance tax rulings may not be obtained in a timely manner, or at all, or may be issued on terms different from those requested. In that case, the Redomiciliation Transaction may not be consummated, or may result in Swiss taxes for us or our shareholders.

In addition, the gains recognized by ADC Therapeutics SA upon the Redomiciliation Transaction are expected to be offset by its reported tax loss carryforwards. If the available tax loss carryforwards prove to be insufficient, ADC Therapeutics SA could be subject to material Swiss corporate income tax. Swiss resident individual shareholders holding their shares as private assets could also become subject to Swiss income tax if ADC Therapeutics, Inc.’s equity that can be distributed to them without Swiss income tax consequences exceeds ADC Therapeutics SA’s income tax free distributable equity at the time of the exit. See “Material Tax Considerations—Material Swiss Tax Considerations.”

The Redomiciliation Transaction may result in adverse tax consequences for U.S. Holders of our common shares.

As discussed more fully under “Material Tax Considerations—Material U.S. Federal Income Tax Considerations,” it is intended that the Redomiciliation Transaction qualify as an F Reorganization. However, we have not sought, and do not intend to seek, any ruling from the IRS with respect to the qualification of the Redomiciliation Transaction as an F Reorganization. No assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. If the Redomiciliation Transaction fails to qualify as an F Reorganization, a U.S. Holder (as defined in “Material Tax Considerations—Material U.S. Federal Income Tax Considerations—U.S. Holders”) of ADC Therapeutics SA common shares generally would recognize gain or loss with respect to its ADC Therapeutics SA common shares in an amount equal to the difference, if any, between the fair market value of the corresponding shares of ADC Therapeutics, Inc. common deemed received in the Redomiciliation Transaction and the U.S. Holder’s adjusted tax basis in its ADC Therapeutics SA common shares deemed surrendered.

Assuming that the Redomiciliation Transaction qualifies as an F Reorganization, subject to the PFIC rules discussed under “Material Tax Considerations—Material U.S. Federal Income Tax Considerations—U.S. Holders—Tax Effects of the Redomiciliation Transaction to U.S. Holders—PFIC Considerations,” U.S. Holders generally will be subject to Section 367(b) of the Code. A U.S. Holder whose ADC Therapeutics SA common shares, on the date of the Redomiciliation Transaction, have a fair market value of less than $50,000 and who, on the date of the Redomiciliation Transaction, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all ADC Therapeutics SA common shares entitled to vote and less than 10% of the total value of all ADC Therapeutics SA common shares generally will not recognize any gain or loss and will not be required to include any part of ADC Therapeutics SA’s earnings and profits in income in connection with the Redomiciliation Transaction. A U.S. Holder whose ADC Therapeutics SA common shares, on the date of the Redomiciliation Transaction, have a fair market value of $50,000 or more and who, on the date of the Redomiciliation Transaction, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all ADC Therapeutics SA common shares entitled to vote and less than 10% of the total value of all ADC Therapeutics SA common shares generally will recognize gain (but not loss) in respect of the Redomiciliation Transaction as if such U.S. Holder exchanged its ADC Therapeutics SA common shares for shares of ADC Therapeutics, Inc. common stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend paid by ADC Therapeutics SA the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the ADC Therapeutics SA common shares held directly by such U.S. Holder. A U.S. Holder who, on the date of the Redomiciliation Transaction, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all ADC Therapeutics SA common shares entitled to vote or 10% or more of the total value of all ADC Therapeutics SA common shares generally will be required to include in income as a dividend deemed paid by ADC Therapeutics SA the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the ADC Therapeutics SA common shares held directly by such U.S. Holder as a result of the Redomiciliation Transaction. ADC Therapeutics SA expects to have a deficit in earnings and profits on the date of the Redomiciliation Transaction. However, it is possible that, notwithstanding ADC Therapeutics SA’s expectations, the amount of ADC Therapeutics SA’s cumulative net earnings and profits could be positive through the date of the Redomiciliation Transaction. Therefore, there can be no assurance that ADC Therapeutics SA will indeed have a deficit in earnings and profits on the date of the Redomiciliation Transaction.

If we are a PFIC, then, unless a U.S. Holder makes (or has made) certain elections, that U.S. Holder may be required to recognize more income or gain than the income or gain required to be recognized under Section 367 of the Code described above. U.S. Holders should carefully read “Material Tax Considerations—Material U.S. Federal Income Tax Considerations—U.S. Holders—Tax Effects of the Redomiciliation Transaction to U.S. Holders—PFIC Considerations.”

U.S. Holders should consult their tax advisors for the tax consequences of the Redomiciliation Transaction to their particular situations. For a more detailed description of the U.S. federal income tax consequences associated with the Redomiciliation Transaction, see “Material Tax Considerations—Material U.S. Federal Income Tax Considerations.”

Following the Redomiciliation Transaction, non-U.S. holders of our common stock will generally be subject to U.S. withholding tax up to 30% on distributions or deemed distributions treated as dividends for U.S. federal income tax purposes.

Non-U.S. Holders (as defined in “Material Tax Considerations—Material U.S. Federal Income Tax Considerations”) will generally become subject to withholding tax at 30%, unless reduced under any applicable U.S. income tax treaty, on any distributions or deemed distributions treated as dividends for U.S. federal income tax purposes paid on our common stock after the Redomiciliation Transaction. See “Material Tax Considerations—Material U.S. Federal Income Tax Considerations.”

Lawsuits challenging the Redomiciliation Transaction could delay or prevent its completion.

Shareholders and other parties may challenge the proposed Redomiciliation Transaction. Such challenge may be with respect to the adequacy of the disclosure in this proxy statement/prospectus, the validity of resolutions passed at the Meeting, the process our board of directors followed in approving the Redomiciliation Transaction or a creditor’s or other third party’s claim that it has a right to us remaining a Swiss company. Any such action could delay or prevent the completion of the Redomiciliation Transaction. Such lawsuits could also result in substantial costs and divert the management’s attention and our resources.

Risks Related to ADC Therapeutics, Inc.’s Common Stock

The rights of stockholders under Delaware law differ from the rights of shareholders under Swiss law.

After the Redomiciliation Transaction, your rights as a holder of ADC Therapeutics, Inc.’s common stock under Delaware corporate law, the Proposed Constitutive Documents will differ from your current rights under your rights as a holder of ADC Therapeutics SA’s common shares under Swiss corporate law and our current articles of association. These differences are described in detail in “The Constitutive Documents Proposal—Description of Capital Stock” and “The Constitutive Documents Proposal—Comparison of Shareholder Rights.”

Some provisions of Delaware law and the Proposed Constitutive Documents may deter third parties from acquiring us.

The Proposed Constitutive Documents provide for, among other things:

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•	a classified board following the first annual meeting of stockholders after the Redomiciliation Transaction, with directors serving staggered three-year terms, which has the effect of increasing the length of time necessary to change the composition of a majority of the board of directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the exclusive right of the board of directors to establish its size and to appoint directors to fill vacancies, however occurring;

•	a prohibition on stockholder action by written consent, thereby requiring all actions to be taken at a duly called meeting of the stockholders;

•	special meetings may be called only by the board of directors and the Chief Executive Officer and not by stockholders, thereby restricting stockholders’ ability to call special meetings to consider their proposals and nominations;

•	supermajority approval to amend the proposed bylaws and certain provisions of the proposed certificate of incorporation; and

•	advance notice procedures that stockholders must comply with in order to nominate director candidates or propose other matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from soliciting proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

Moreover, we will be governed by Section 203 of the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company and may discourage bids for our common stock at a premium over its market price. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions than you desire.

The Court of Chancery of the State of Delaware and the federal district court for the District of Delaware will be the exclusive forums for substantially all disputes between us and our stockholders.

Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware is the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware). The foregoing does not apply to claims brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or the Exchange Act is the federal district courts of the United States. Any person or entity holding, purchasing or otherwise acquiring any interest in shares of capital stock is deemed to have notice of and to have consented to this forum selection clause.

These forum selection provisions may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware and limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees, although our stockholders will not be deemed to have waived our compliance with federal securities laws.

While Delaware courts have determined that forum selection provisions are facially valid, it is possible that a court of law in another jurisdiction could rule that the forum selection provisions contained in our bylaws are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find the forum selection provision in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

There can be no assurance that we will continue to satisfy the NYSE listing standards following the Redomiciliation Transaction or that the trading price of our common stock will not be lower than the trading price of our common shares.

Our common shares are currently listed on the NYSE under the symbol “ADCT,” and we expect that our common stock following the Redomiciliation Transaction will be listed on the NYSE under the same symbol. However, there is no assurance that we will be able to continue to satisfy the NYSE listing standards after the Redomiciliation Transaction. There can also be no assurance that the trading market for our common stock after the Redomiciliation Transaction will continue to be as active or liquid as was the trading market for our common shares before to the Redomiciliation Transaction or that the trading price of our common stock after the Redomiciliation Transaction will not be lower than the trading price of our common shares before the Redomiciliation Transaction.

THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Date, Time and Location

The Meeting is scheduled to be held on                      , 2027 at            EST /            CET at the Company’s headquarters located at Biopôle, Route de la Corniche 3B, 1066 Epalinges, Switzerland.

Purpose and Proposals

At the Meeting, shareholders will be asked to consider and vote upon the following matters:

1.	A proposal to change the Company’s jurisdiction of incorporation from Switzerland to the State of Delaware and to relocate the Company’s seat from Epalinges, Canton of Vaud, Switzerland, to Delaware, United States, pursuant to Article 163 of the PILA and Section 388 of the DGCL, as a result of which (i) the Company will continue its existence as a corporation incorporated under the laws of the State of Delaware under the name ADC Therapeutics, Inc., without any discontinuation of legal existence, without liquidation or dissolution and without creating a new legal entity, and (ii) the Company’s capital stock will be denominated in U.S. dollars, with each issued common share, par value of CHF 0.08 per share, of ADC Therapeutics SA automatically becoming one share of common stock, par value $0.10 per share, of ADC Therapeutics, Inc. in accordance with the terms of ADC Therapeutics, Inc.’s certificate of incorporation to be filed with the Secretary of State of the State of Delaware.

2.	A proposal for a general amendment to the Company’s articles of association to replace such articles of association by the certificate of incorporation, the form of which is included as Annex B to this proxy statement/prospectus, and the bylaws, the form of which is included as Annex C to this proxy statement/prospectus, to be effective upon the Company becoming a corporation incorporated under the laws of the State of Delaware.

3.	A proposal to discharge the members of the board of directors and the executive committee from liability for the period from January 1, 2026 to the date of the Meeting.

We will also consider and act upon any other matters that properly come before the Meeting or any adjournment or postponement thereof, including proposals submitted by our board of directors related to the Redomiciliation Transaction.

Record Date

The record date for the Meeting is                      , 2026. Only shareholders of record at the close of business on that date are entitled to vote at the meeting (unless they dispose of their shares before the Meeting). No shareholders will be registered in the share register, and will thus become shareholders of record, between the record date and the date of the Meeting.

At the close of business on the record date, there were            common shares outstanding. The number of common shares that will be entitled to vote at the Meeting will vary depending on how many common shares are de-registered between the record date and the date of the Meeting.

Quorum

There is no quorum requirement for the Meeting. Under Swiss law, corporations do not have specific quorum requirements for shareholder meetings, and our articles of association do not otherwise provide for a quorum requirement.

Board of Directors’ Recommendations

The board of directors recommends that you vote “FOR” the Redomiciliation Proposal, the Constitutive Documents Proposal and the Discharge Proposal.

Voting Information

Number of Votes Per Share

Each common share is entitled to one vote per share on all matters presented for a vote. However, our articles of association provide that, if an individual or legal entity acquires shares and, as a result, directly or indirectly, has (alone or in concert with other parties) voting rights with respect to more than 15% of the share capital recorded in the Commercial Register, the shares exceeding the 15% limit shall be entered in the share register as shares without voting rights. If shares are being held by a nominee for third-party beneficiaries that control (alone or together with third parties) voting rights with respect to more than 15% of the share capital, the board of directors may cancel the registration of the shares with voting rights held by such nominee in excess of the 15% limit.

Members of the board of directors and the executive committee and their representatives and entities controlled by them are not allowed to vote on the Discharge Proposal.

Vote Required to Approve the Proposals

The affirmative vote of two-thirds of votes represented and the majority of the par value of the shares represented at the Meeting is required for the Redomiciliation Proposal and the Constitutive Documents Proposal. The affirmative vote of a majority of votes represented at the Meeting is required for the Discharge Proposal.

Abstentions and Broker Non-Votes

If you do not vote or give instructions to the Independent Proxy to vote, your shares will not be counted for or against the proposals. If you are a beneficial owner, your shares will be counted as “broker non-votes.”

Abstentions will have the same effect as votes “AGAINST” these proposals. Broker non-votes will have no effect on the result of these proposals.

Voting by Proxy in Advance of the Meeting

Whether you hold shares directly as the shareholder of record (i.e., your shares are registered directly in your name with Computershare) or beneficially in street name (i.e., your shares are held in a stock brokerage account or by a bank or other nominee), you may direct how your shares are voted without attending the Meeting.

If you are a shareholder of record, you may vote by giving voting instructions and authorization to the Independent Proxy electronically through the Computershare portal with the individual shareholder number (QR Code). To do so, shareholders of record should follow the instructions given in the Notice. Shareholders of record may also give voting instructions and authorization to the Independent Proxy through Computershare by mail, using a proxy card.

If you are a beneficial owner, you may vote by giving voting instructions and authorization to the Independent Proxy electronically pursuant to the instructions of your broker or nominee and should use the portal designated by your broker or nominee. Beneficial owners should observe the deadlines to submit voting instructions and authorizations that are set in the instructions of their broker or nominee.

You may revoke your proxy by notifying the Independent Proxy in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by attending the Meeting and voting in person. If you choose to revoke your proxy by notifying the Independent Proxy or by returning a signed proxy with a later date, you must ensure that such action is taken and any notices or documents are received no later than                      , 2027, 11:59 p.m. EST /                      , 2027, at 5:59 a.m. CET. If you choose to revoke your proxy by transmitting a subsequent vote over the Internet, you must do so prior to the close of the Internet voting facility at                      , 2027, 11:59 p.m. EST /                      , 2027, at 5:59 a.m. CET. If your shares are held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

Attendance at the Meeting

If you are a shareholder of record, or if you are a beneficial owner and have obtained a legal proxy from your broker, bank or nominee authorizing you to vote at the Meeting, you may attend the Meeting in person or arrange to be represented by another person, in each case using the proxy card. We recommend that you give voting instructions and authorization to the Independent Proxy even if you plan to attend the Meeting in person.

Individuals who plan to attend the Meeting in person need to present their proxy card and a valid government-issued proof of identity at the Meeting venue. Such individuals are urged to arrive at the Meeting venue no later than            CET on                      , 2027.

To enable us to determine attendance correctly, any individual leaving the Meeting early or temporarily will be requested to present their proxy card upon exit.

Independent Proxy

Swiss law requires public companies to appoint an independent voting representative, to whom shareholders of record and nominees can give a proxy to vote on their behalf as well as voting instructions. The Company’s Independent Proxy is PHC Notaires, in Lausanne, Switzerland. You may contact the Independent Proxy at PHC Notaires, Pl. Benjamin-Constant 2, Case postale 1269, 1001 Lausanne, Switzerland.

Proxy Solicitation

We are soliciting proxies for use at the Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We have retained Alliance Advisors, LLC as proxy solicitor to assist in the solicitation of proxies for $          .

Results

Final voting results will be contained in a Current Report on Form 8-K that will be filed within four business days after the Meeting.

PROPOSAL 1: THE REDOMICILIATION PROPOSAL

Overview

We are asking our shareholders for approval to change our jurisdiction of incorporation from Switzerland to the State of Delaware. As a result of the Redomiciliation Transaction, we will continue our existence as a corporation incorporated under the laws of the State of Delaware under the name ADC Therapeutics, Inc., without any discontinuation of legal existence, without liquidation or dissolution and without creating a new legal entity. On the effective date of the Redomiciliation Transaction, each issued common share, par value of CHF 0.08 per share, of ADC Therapeutics SA will automatically become one share of common stock, par value $0.10 per share, of ADC Therapeutics, Inc. in accordance with the terms of ADC Therapeutics, Inc.’s certificate of incorporation. Immediately after the Redomiciliation Transaction, the number of shares of common stock that you will own in ADC Therapeutics, Inc. will be the same as the number of common shares you held in ADC Therapeutics SA immediately prior to the Redomiciliation Transaction. After the Redomiciliation Transaction, ADC Therapeutics, Inc. will continue to conduct the same business as conducted by ADC Therapeutics SA before the Redomiciliation Transaction.

The Redomiciliation Proposal is conditioned on the approval of the Constitutive Documents Proposal. Therefore, if the Constitutive Documents Proposal is not approved, the Redomiciliation Proposal, even if approved by our shareholders, will have no effect. If the Company does not become a corporation incorporated under the laws of the State of Delaware by June 30, 2027, any approval of this proposal will lapse.

Reasons for the Redomiciliation Transaction

Our board of directors believes that the Redomiciliation Transaction will enhance long-term shareholder value by providing various benefits, including the following:

Reducing Corporate Regulatory Obligations and Cost Savings. At the time of our initial public offering, we were a foreign private issuer under SEC rules and thus were exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic companies and were permitted to rely on home country practice in lieu of certain corporate governance listing standards of the NYSE applicable to U.S. domestic companies. However, due to changes in our shareholder base and changes in our board of directors and management team, since January 1, 2024, we have been subject to the SEC rules and NYSE listing standards applicable to U.S. domestic companies. As a result, we have been complying with both rules, regulations and standards applicable to U.S. companies and those applicable to Swiss companies. For example, each year, we file an Annual Report on Form 10-K that includes our consolidated financial statements audited under U.S. generally accepted accounting principles, while also producing an annual report and compensation report for Swiss law purposes. Changing our jurisdiction of incorporation to Delaware would reduce our duplicative corporate regulatory obligations and costs.

Increasing Alignment with Our U.S. Operations. A significant portion of our business operations, including all of our executive officers and our commercial operations and a majority of our employees, are located in the United States. Substantially all of our revenue is derived from the United States. Furthermore, a significant portion of our shareholders are located in the United States. Despite this connection with the United States, we are not perceived by investors, customers, financing sources, employees or potential strategic partners as a U.S. company. The absence of a clear U.S. identity may prevent us from maximizing the opportunities and relationships with investors, existing and potential customers, financing sources and potential partners, many of whom prefer to engage in business with a U.S. entity. By changing our jurisdiction of incorporation to Delaware, we will firmly and unambiguously establish ourselves as a U.S. corporation and level the playing field with our principal competitors, many of whom are U.S. corporations.

Benefiting from the Prominence, Predictability and Flexibility of Delaware Corporate Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Both the Delaware legislature and Delaware courts have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. Delaware is the leading jurisdiction for publicly traded corporations listed on U.S. stock exchanges, and more than 60% of Russell 2000 companies are incorporated in Delaware. Changing our jurisdiction of incorporation to Delaware would allow us to take advantage of Delaware’s favorable corporate and regulatory environment.

Benefiting from Well-Established Principles of Corporate Governance for Delaware Corporations. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a corporation’s board of directors. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. Such clarity would allow our board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Meanwhile, Delaware’s vast body of law on the fiduciary duties protects our shareholders from possible abuses by directors and officers. Changing our jurisdiction of incorporation to Delaware would allow us to take advantage of Delaware’s well-established corporate governance principles.

Increasing Our Ability to Issue Shares for Capital Raises and Strategic Transactions. Under Swiss law, while our shareholders may authorize our board of directors to issue or cancel shares within our capital range without additional shareholder approval, this authorization is limited to 50% of the issued share capital at the time of the authorization and has a limited duration of up to five years. Additionally, conditional share capital can only be used for specified purposes, such as for equity-based compensation and equity-linked financial instruments. In addition, subject to specified exceptions, Swiss law grants preemptive subscription rights to existing shareholders to subscribe for new issuances of shares. Swiss law also does not provide as much flexibility in the various rights and preferences that can attach to different categories of shares as does Delaware law. These Swiss law requirements limit our ability to issue shares for capital raises and strategic transactions and to do so quickly. Changing our jurisdiction of incorporation to Delaware would remove these limitations and allow us to raise capital and execute strategic transactions using our securities in an efficient manner and simplify the structure of our authorized share capital.

Increasing Our Attractiveness to Investors. Most of our investors are located in the United States. Current and potential investors are generally more familiar with U.S. corporations compared to Swiss corporations, including the laws governing such corporations and shareholder rights. We have received feedback from current and potential investors that they find our common shares less attractive or that they do not fully understand the nuances and limitations applicable to being a Swiss company, and some potential investors have declined to invest in us because we are not a U.S. corporation. Changing our jurisdiction of incorporation to Delaware would allow us to increase our attractiveness to current and potential investors.

Increasing Our Comparability to Peers. Many of our peer companies and competitors in our industry are domiciled in the United States. Being a Swiss company limits third parties’ ability to compare us to our peers and competitors. Changing our jurisdiction of incorporation to Delaware would allow potential business counterparties and strategic partners to better compare us to our peers and competitors.

Increasing Our Ability to Attract and Retain Qualified Directors and Officers. Although we have not experienced difficulty in retaining directors or officers, many candidates are already familiar with Delaware corporate law from their past business experience and thus may be drawn to Delaware corporations. In addition, as discussed above, the abundance of Delaware case law provides the clarity and assurance that such desire. Changing our jurisdiction of incorporation to Delaware would help us attract and retain qualified directors and officers.

Eliminating Our Possibility of Being a Passive Foreign Investment Company. As a non-U.S. corporation, we may become treated as a PFIC for any taxable year on the basis of the composition of our income and assets for such year. If we are a PFIC, which is possible in the future if we remain a non-U.S. corporation, U.S. investors may incur a significantly increased U.S. income tax liability on gains, if any, recognized on the sale or other disposition of our common shares and on the receipt of distributions on our common shares. Changing our jurisdiction of incorporation to Delaware would eliminate the possibility of being a PFIC.

Steps to the Redomiciliation Transaction

The material steps of the Redomiciliation Transaction are summarized below:

•	our shareholders will vote on whether to adopt the Redomiciliation Proposal, the Constitutive Documents Proposal and the Discharge Proposal at the Meeting;

•	we will publicly call upon our creditors to file their claims, noting the impending relocation;

•	a Swiss licensed audit expert will be requested to confirm that the creditors’ claims have been secured or satisfied or will not be prejudiced by the relocation;

•	we will obtain the Lex Koller Ruling, and, if issued in the form of an official ruling, such ruling has become final and binding;

•	assuming the adoption of the Redomiciliation Proposal, the Constitutive Documents Proposal and the Discharge Proposal at the Meeting, and after the satisfaction of the conditions described in “—Conditions to the Redomiciliation Transaction,” the Delaware Filings will be filed with the Secretary of State of the State of Delaware and, upon acceptance of such filings (or such later time as may be specified in such filings), ADC Therapeutics, Inc. will exist as a Delaware corporation; and

•	following the acceptance of the Delaware Filings and confirmation of the registration of ADC Therapeutics, Inc. and after completing certain administrative and tax steps in Switzerland, ADC Therapeutics SA will be de-registered from the Commercial Register of the Canton of Vaud as a Swiss stock corporation (société anonyme) organized under the laws of Switzerland.

The conversion of common shares into shares of common stock will occur automatically upon effectiveness of the Delaware Filings.

Conditions to the Redomiciliation Transaction

In addition to the approval of the Redomiciliation Proposal and the Constitutive Documents Proposal, the Redomiciliation Transaction is conditioned on the occurrence or satisfaction of the following matters:

•	certain subsidiary restructuring transactions within our corporate group have been consummated to maximize legal, administrative and other efficiencies associated with a more streamlined U.S.-based corporate structure, namely, the intercompany sale of certain intellectual property assets from ADC Therapeutics SA to ADC Therapeutics America, Inc. and the transfer of certain employees, operations and agreements from ADC Therapeutics SA to a new subsidiary to be formed in Switzerland;

•	we have received rulings from the relevant Swiss tax authorities regarding the Swiss tax treatment of the Redomiciliation Transaction;

•	a Swiss licensed audit expert has confirmed that the creditors’ claims have been secured or satisfied or will not be prejudiced by the relocation;

•	we have obtained the Lex Koller Ruling, and, if issued in the form of an official ruling, such ruling has become final and binding;

•	the SEC has declared the registration statement on Form S-4, to which this proxy statement/prospectus forms a part, effective, and no stop order with respect thereto is in effect;

•	the NYSE has approved ADC Therapeutics, Inc.’s common stock for listing, subject to notice of issuance; and

•	we are not subject to any decree, order or injunction that prohibits the consummation of the Redomiciliation Transaction.

If any of these conditions are not satisfied by June 30, 2027, then the Redomiciliation Transaction will not be consummated. In addition, the expected timing for the consummation of the Redomiciliation Transaction may be impacted by circumstances described in this proxy statement/prospectus. We cannot be certain when, or if, the conditions to the Redomiciliation Transaction will be satisfied, or that the Redomiciliation Transaction will be consummated.

Effects of the Redomiciliation Transaction

Corporate Existence and Name

In accordance with Section 388 of the DGCL, upon the certificate of corporate domestication and the certificate of incorporation becoming effective, we will be domesticated as a corporation in Delaware and our name will change to ADC Therapeutics, Inc. Our corporate existence will be deemed to have commenced on the date that we were incorporated in Switzerland.

Business, Assets and Liabilities

Our business, assets and liabilities immediately following the Redomiciliation Transaction will be the same as our business, assets and liabilities immediately prior to the Redomiciliation Transaction, and all of our obligations will continue as outstanding and enforceable obligations.

Principal Executive Offices and Registered Office

Our principal executive offices will be located at 430 Mountain Avenue, 4th Floor, New Providence, New Jersey 07974. Our registered office in Delaware will be located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, 19801, and our registered agent located at our registered office in Delaware will be The Corporation Trust Company.

Fiscal Year

Our fiscal year will not change as a result of the Redomiciliation Transaction.

Board of Directors and Management

We do not expect any changes to our board of directors or executive officers in connection with the Redomiciliation Transaction.

Treatment of Other Securities

ADC Therapeutics SA’s securities, other than common shares, will remain outstanding as ADC Therapeutics, Inc.’s securities in accordance with their terms. Such securities will represent rights to purchase, convert into, exercise for or otherwise acquire the same number of shares of ADC Therapeutics, Inc.’s common stock, on the same terms and conditions, as such securities represented rights to purchase, convert into, exercise for or otherwise acquire shares of ADC Therapeutics SA’s common shares.

Stock Exchange Listing

We expect that our common stock will be listed on the NYSE under the symbol “ADCT.”

Exchange Act Obligations

We will continue to be subject to the informational requirements of the Exchange Act. Accordingly, we will continue to be required to file reports and other information with the SEC, including annual, quarterly and current reports and proxy and information statements.

Compensation Plans and Awards

In connection with the Redomiciliation Transaction, the Equity Compensation Plans as well as all other compensation or benefit plans, policies and arrangements maintained by ADC Therapeutics SA will become plans, policies and arrangements of ADC Therapeutics, Inc. The compensation committee of the board of directors will make certain technical and administrative changes to the Equity Compensation Plans to reflect that we are a Delaware corporation, but such changes will not change the number of shares issuable under the Equity Compensation Plans. Each of ADC Therapeutics SA’s outstanding restricted shares unit, share option and other share-based incentive awards will become an equivalent ADC Therapeutics, Inc. incentive award. Those incentive awards will be subject to the same terms and conditions as the original ADC Therapeutics SA incentive awards (including performance-based vesting conditions), except the security issuable upon exercise or settlement of the incentive award will be ADC Therapeutics, Inc.’s common stock (or its cash equivalent) rather than ADC Therapeutics SA’s common shares (or its cash equivalent).

Anticipated Accounting Treatment

There will be no material accounting effect or change in the carrying amount of our consolidated assets and liabilities as a result of the Redomiciliation Transaction. The consolidated capitalization, assets and liabilities and financial statements of ADC Therapeutics, Inc. immediately following the Redomiciliation Transaction will be substantially the same as those of ADC Therapeutics SA immediately prior to such transaction. Accordingly, no pro forma financial statements are included in this proxy statement/prospectus.

Regulatory Matters

Other than the Delaware Filings, the Lex Koller Ruling, Swiss tax rulings, filings with the Commercial Register of the Canton of Vaud and approval of ADC Therapeutics, Inc.’s common stock for listing by the NYSE, we are not aware of any governmental approvals or actions that are required for the Redomiciliation Transaction to become effective other than compliance with U.S. federal and state securities laws. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought, although there can be no assurance that any additional approvals or actions will be obtained.

Interests of Certain Persons in the Redomiciliation Transaction

We do not believe that any of our directors or executive officers, has an interest in the Redomiciliation Transaction that is different from the interests of our other shareholders, other than Ameet Mallik and Pepe Carmona who will enter into new employment agreements with us following the Redomiciliation Transaction as described in “Certain Relationships and Related-Party Transactions—Employment Agreements.” No change in control payments or additional compensation will be payable to our directors or executive officers in connection with the Redomiciliation Transaction. Members of the board of directors and the executive committee benefit from the discharge from liability provided by the Discharge Proposal and, accordingly, are not allowed to vote on the Discharge Proposal.

As of the record date, our directors and executive officers and their affiliates held, in the aggregate, approximately            of our outstanding common shares, representing approximately           % of our outstanding common shares. As of the record date, Ameet Mallik and Pepe Carmona and their affiliates held, in the aggregate, approximately            of our outstanding common shares, representing approximately           % of our outstanding common shares.

Dissenters’ Rights

There are no dissenters’ rights of appraisal under Swiss law or our articles of association in connection with the Redomiciliation Transaction.

The Proposal

The board of directors proposes to change the Company’s jurisdiction of incorporation from Switzerland to the State of Delaware and to relocate the Company’s seat from Epalinges, Canton of Vaud, Switzerland, to Delaware, United States, pursuant to Article 163 of the PILA and Section 388 of the DGCL, as a result of which (i) the Company will continue its existence as a corporation incorporated under the laws of the State of Delaware under the name ADC Therapeutics, Inc., without any discontinuation of legal existence, without liquidation or dissolution and without creating a new legal entity, and (ii) the Company’s capital stock will be denominated in U.S. dollars, with each issued common share, par value of CHF 0.08 per share, of ADC Therapeutics SA automatically becoming one share of common stock, par value $0.10 per share, of ADC Therapeutics, Inc. in accordance with the terms of ADC Therapeutics, Inc.’s certificate of incorporation to be filed with the Secretary of State of the State of Delaware.

The board of directors shall implement this resolution.

This resolution is conditioned upon, and will automatically take effect with, the approval of the Constitutive Documents Proposal. If the Company does not become a corporation incorporated under the laws of the State of Delaware by June 30, 2027, this resolution will lapse.

Board of Directors’ Recommendation

The board of directors recommends that you vote “FOR” this proposal.

Vote Required

See “The Extraordinary General Meeting of Shareholders—Voting Information.”

PROPOSAL 2: THE CONSTITUTIVE DOCUMENTS PROPOSAL

Overview

In connection with the Redomiciliation Transaction, we will replace our current articles of association with the proposed certificate of incorporation, which is included as Annex B to this proxy statement/prospectus, and the proposed bylaws, which is included as Annex C to this proxy statement/prospectus.

After the Redomiciliation Transaction, as described below, your rights as a holder of ADC Therapeutics, Inc.’s common stock under Delaware corporate law and the Proposed Constitutive Documents will differ from your current rights under your rights as a holder of ADC Therapeutics SA’s common shares under Swiss corporate law and our current articles of association. For a description of our current share capital and articles of association, see our Registration Statement on Form 8-A filed with the SEC on May 11, 2020 and any amendment or report filed for the purpose of updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2025, all of which are incorporated by reference into this proxy statement/prospectus. As of the record date, we had            common shares outstanding and            common shares reserved for issuance pursuant to warrants and equity-based compensation plans.

We are asking our shareholders for approval of the Proposed Constitutive Documents. The Constitutive Documents Proposal is conditioned on the approval of the Redomiciliation Proposal. Therefore, if the Redomiciliation Proposal is not approved, the Constitutive Documents Proposal, even if approved by our shareholders, will have no effect. If the Company does not become a corporation incorporated under the laws of the State of Delaware by June 30, 2027, any approval of this proposal will lapse.

Description of Capital Stock

The following descriptions are summaries of the material terms of the Proposed Constitutive Documents. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, which are included as Annex B and Annex C to this proxy statement/prospectus, and applicable law.

Capital Stock

Our authorized capital stock consists of 394,000,000 shares of common stock, par value $0.10 per share, and 3,000,000 shares of preferred stock, par value $0.10 per share.

Common Stock

Voting Rights. Except as otherwise expressly provided by the certificate of incorporation or required by applicable law, each holder of common stock, as such, is entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

Rights upon Liquidation. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of any outstanding preferred stock.

Other Rights. Holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our board of directors has the authority, without any action or vote by stockholders (except as may otherwise be provided by the terms of any series of preferred stock then outstanding), to authorize by resolution or resolutions from time to time the issuance, out of any theretofore authorized but unissued and undesignated shares of preferred stock, of one or more series of preferred stock and to fix the designations, powers, preferences and rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such series of preferred stock and the number of shares constituting each such series, and to increase or decrease the number of shares of any such series to the extent permitted by Delaware law.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any of the preferred stock.

Board of Directors

Size

The total number of directors constituting the board of directors is between three and nine directors, with the exact number of directors to be determined from time to time exclusively by the affirmative vote of a majority of the members of the board of directors then in office, subject to the special rights of the holders of any outstanding series of preferred stock, voting separately as a separate series or together with the holders of one or more other series, to elect directors.

Election

Prior to the vote on the election of directors at the first annual meeting of stockholders following the effectiveness of the certificate of incorporation (such meeting, the “Reclassification Meeting,” and such time, the “Classification Time”), the directors form one class. Each director will serve for a term ending at the Reclassification Meeting.

The board of directors will designate the class to which each nominee nominated by the board of directors for election at the Classification Meeting will stand for election. From and after the Classification Time, the directors will be divided into three classes, designated Class I, Class II and Class III. Each director will serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially elected as Class I directors at the Classification Meeting will serve for a term ending on the date of the first annual meeting of stockholders following the Classification Meeting, directors initially elected as Class II directors at the Classification Meeting will serve for a term ending on the date of the second annual meeting of stockholders following the Classification Meeting and directors initially elected as Class III directors at the Classification Meeting will serve for a term ending on the date of the third annual meeting of stockholders following the Classification Meeting.

Notwithstanding the foregoing, each director will hold office until the annual meeting at which such director’s term expires and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal from office. In no event will a decrease in the number of directors shorten the term of any incumbent director.

There is no cumulative voting in the election of directors.

Vacancies

Vacancies on the board of directors resulting from the death, resignation, retirement, disqualification, removal or otherwise of a director or directors and newly created directorships resulting from any increase in the number of directors, except as otherwise required by applicable law, will be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director (and not by stockholders), and each director so elected will hold office for a term that coincides with the term of the class to which such director shall have been elected and until such director’s successor has been duly elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal from office.

Removal

Prior to the Classification Time, no director may be removed from office except with the affirmative vote of the holders of not less than 66⅔% of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. From and after the Classification Time, no director may be removed from office except for cause with the affirmative vote of the holders of not less than 66⅔% of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Stockholder Actions

Special Meetings

Special meetings of the stockholders may be called only by the board of directors acting pursuant to a resolution adopted by a majority of the board of directors or by the Chief Executive Officer. Whenever holders of any outstanding series of preferred stock has the right, voting separately as a series or together with one or more other series of preferred stock, to elect directors, such holders may call, pursuant to the terms of such series of preferred stock, a special meeting of the holders of such series of preferred stock for the purpose of voting on the election or removal of any such director.

Action by Written Consent

Subject to the rights of the holders of any series of preferred stock then outstanding, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting of stockholders and may not be taken by consent of stockholders without a meeting.

Amendments to the Constitutive Documents

Certificate of Incorporation

The provisions described under “—Common Stock—Voting Rights,” “—Board of Directors,” “—Stockholder Actions,” and “—Amendments” may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of these provisions, unless, in addition to any vote required by Delaware law, such action is approved by the affirmative vote of the holders of not less than 66⅔% of the voting power of all outstanding securities entitled to vote generally in the election of directors, voting together as a single class.

Bylaws

The board of directors has the power to adopt, amend or repeal, in whole or in part, the bylaws without the assent or vote of the stockholders in any manner not inconsistent with Delaware law or the certificate of incorporation.

Stockholders may adopt, amend or repeal, in whole or in part, the bylaws only with the affirmative vote of the holders of not less than 66⅔% of the voting power of all outstanding securities entitled to vote generally in the election of directors, voting together as a single class.

Limitation of Liability of Directors and Officers

Exculpation

To the fullest extent permitted by Delaware law, no director or officer will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer. Currently, Delaware law requires that liability be imposed for the following:

•	a director’s or officer’s breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•	a director’s or officer’s act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	a director’s unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;

•	a director or officer for any transaction from which the director or officer derived an improper personal benefit; and

•	an officer in any action by or in the right of us.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Indemnification

To the fullest extent permitted by Delaware law, we will indemnify each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was our director or officer or, while a director or officer, is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Forum Selection

Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware is the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware). The foregoing does not apply to claims brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or the Exchange Act is the federal district courts of the United States. Any person or entity holding, purchasing or otherwise acquiring any interest in shares of capital stock is deemed to have notice of and to have consented to this forum selection clause.

Delaware Business Combination Statute

We are subject to Section 203 of the DGCL, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•	the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•	following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

Anti-Takeover Effects of Some Provisions

Some provisions of our certificate of incorporation and bylaws could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Comparison of Shareholder Rights

Below is a summary chart outlining important similarities and differences in your rights as a holder of ADC Therapeutics, Inc.’s common stock under Delaware corporate law and the Proposed Constitutive Documents and your rights as a holder of ADC Therapeutics SA’s common shares under Swiss corporate law and our current articles of association.

	ADC Therapeutics, Inc. (Delaware)	ADC Therapeutics SA (Switzerland)
Capital Stock / Share Capital
Authorized Capital	We have 394,000,000 shares of authorized common stock and 3,000,000 shares of authorized preferred stock. The board of directors is authorized to issue shares out of authorized capital stock from time to time without further action or vote from stockholders, subject to applicable stock exchange rules and the certificate of incorporation.	We have a capital range ranging from CHF 10,378,109.12 (lower limit) to CHF 15,567,163.68 (upper limit). In addition, our share capital may be increased by up to CHF 1,346,900.24 through the issuance of up to 16,836,253 common shares for equity-based compensation purposes and by up to CHF 3,842,154.32 through the issuance of up to 48,026,929 common shares for financing and acquisition purposes. The board of directors is authorized to issue shares out of the capital range or conditional share capital from time to time without further action or vote from shareholders, subject to applicable stock exchange rules and the articles of association.

Preferred Stock	The board of directors may authorize, without further action or vote from stockholders, subject to applicable stock exchange rules and the certificate of incorporation, one or more series of preferred stock and fix such series’ designations, powers, preferences, rights, qualifications, limitations and restrictions thereof, if any, and the number of shares constituting such series.	The articles of association do not contemplate preferred shares. Shareholders can authorize the board of directors to issue, subject to the articles of association, preferred shares and fix such preferred shares’ dividend, liquidation or other preferences. Shareholders can also authorize the board of directors to issue, subject to the articles of association, shares with up to ten times more voting power than common shares.
Rights of Common Stock / Common Shares
Voting Rights	Holders of common stock are entitled to one vote per share held of record by such holder on all matters on which stockholders generally are entitled to vote.	Holders of common shares are entitled to one vote per share held of record by such holder on all matters on which shareholders generally are entitled to vote. However, no person will be registered in the share register as a shareholder with voting rights with respect to more than 15% of share capital.

Preemptive Rights	Holders of common stock do not have preemptive rights.

Holders of common shares are generally entitled to preemptive rights for new issuances out of the capital range, unless withdrawn or restricted by the board of directors in circumstances set forth in the articles of association, including:

•     if the issue price of the new shares is determined by reference to the market price;

•     for raising equity capital in a fast and flexible manner;

•     for acquisition of companies, parts of companies or participations; for acquisition of products, intellectual property or licenses; for investment projects; or for financing or refinancing of such transactions;

•     for broadening the shareholder constituency; for the participation of strategic partners, including financial investors; or in connection with stock exchange listings;

•     for granting an overallotment option or an option to subscribe for additional shares to the initial purchasers or underwriters;

•     for the participation of directors, executive management, employees, contractors, consultants or other service providers;

•     following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 20% of the share capital without having submitted to all other shareholders a takeover offer recommended by the board of directors; and

•     for the defense of an actual, threatened or potential takeover bid that the board of directors has not recommended or will not recommend to the shareholders.

Holders of common shares do not have preemptive rights for new issuances of equity-linked rights whose underlying shares would be issued out of conditional share capital for employee participation.

Holders of common shares are generally entitled to preemptive rights for new issuances of equity-linked rights whose underlying shares would be issued out of conditional share capital for financing, acquisitions and other purposes, unless withdrawn or restricted by the board of directors in circumstances set forth in the articles of association, including:

•     for acquisition of companies, parts of companies or participations; for acquisition of products, intellectual property or licenses; for investment projects; or for financing or refinancing of such transactions;

•     if the issuance occurs in domestic or international capital markets or through a private placement;

•     following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 20% of the share capital without having submitted to all other shareholders a takeover offer recommended by the board of directors;

•     for the defense of an actual, threatened or potential takeover bid that the board of directors has not recommended or will not recommend to the shareholders; and

•     if the financial instruments are issued on appropriate terms.

Dividend Rights

The board of directors may approve a dividend without stockholder approval. Subject to any restrictions contained in the certificate of incorporation, the board of directors may declare and pay dividends either out of surplus or, in case there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Subject to preferred stock preferences, holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time.

The board of directors may propose to shareholders that a dividend be paid but cannot authorize the distribution. Dividends are subject to the approval of the general meeting of shareholders. Dividends may be paid only from the profits of the previous or, subject to certain conditions, current business year or brought forward from previous business years or if the corporation has other distributable reserves.

Holders of common shares are entitled to receive ratably dividends, if any, as may be approved from time to time.

Rights upon Liquidation	In the event of liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of any outstanding preferred stock.	In the event of liquidation, dissolution or winding up, holders of common shares are entitled to share ratably in all liquidation proceeds remaining after payment of liabilities.

Conversion Rights	Common stock is not convertible into any other security.	Common shares are not convertible into any other security.
Redemption Rights	Common stock is not redeemable by us or at the option of its holders.	Common shares are not redeemable by us or at the option of their holders.
Sinking Fund Provisions	There are no sinking fund provisions applicable to the common stock.	There are no sinking fund provisions applicable to the common shares.
Board of Directors
Board Size	The number of directors constituting the board of directors is between three and nine, with the exact number determined from time to time exclusively by the directors then in office.	The number of directors constituting the board of directors is between three and nine. The board of directors cannot change its size without shareholder approval.
Election Frequency	From and after the Classification Time, directors are divided into three classes, serving staggered three-year terms.	Directors are elected annually.
Election Standard	Directors are elected by plurality of the votes cast (i.e., nominees with the highest number of “for” votes are elected).	Directors are elected by a majority of the votes represented (i.e., nominees with more “for” votes than “against” and “abstain” votes are elected).
Cumulative Voting	There is no cumulative voting in the election of directors.	There is no cumulative voting in the election of directors.
Filling Vacancies	Vacancies on the board of directors are filled only by the board of directors and not by stockholders.	Vacancies on the board of directors are filled only by shareholders and not the board of directors.
Removal	Prior to the Classification Time, directors can be removed by stockholders only with the affirmative vote of the holders of not less than 66⅔% of the voting power of all outstanding shares entitled to vote generally in the election of directors, voting together as a single class. From and after the Classification Time, directors can be removed by stockholders only for cause with the affirmative vote of the holders of not less than 66⅔% of the voting power of all outstanding shares entitled to vote generally in the election of directors, voting together as a single class.	Directors can be removed by shareholders only with the affirmative vote of 66⅔% of the votes represented and the majority of the par value of shares represented at a shareholders meeting.
Fiduciary Duties

A director of a Delaware corporation has a fiduciary duty to the corporation and its stockholders. This duty has two components:

•        the duty of care; and

•        the duty of loyalty.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling stockholder and not shared by the stockholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties.

The board of directors of a Swiss corporation manages the business of the corporation, unless responsibility for such management has been duly delegated to the executive committee based on organizational rules. However, there are several nontransferable duties of the board of directors:

•     the overall management of the corporation and the issuing of all necessary directives;

•     determination of the corporation’s organization;

•     the organization of the accounting, financial control and financial planning systems as required for management of the corporation;

•     the appointment and dismissal of persons entrusted with managing and representing the corporation;

•     overall supervision of the persons entrusted with managing the corporation, in particular with regard to compliance with the law, articles of association, operational regulations and directives;

Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

•     compilation of the annual report, preparation for the general meeting of the shareholders, the compensation report and implementation of its resolutions; and

•     the filing of an application for a debt restructuring moratorium and notification of the court in the event that the company is over-indebted.

The members of the board of directors must perform their duties with all due diligence and safeguard the interests of the corporation in good faith. They must afford the shareholders equal treatment in equal circumstances.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent director would exercise under like circumstances.

The members of the board of directors and the executive committee are required to immediately and fully inform the board of directors about conflicts of interests concerning them. The board of directors is furthermore required to take measures in order to protect the interests of the company.

The duty of loyalty requires that a director safeguard the interests of the corporation and requires that directors act in the interest of the corporation and, if necessary, put aside their own interests. If there is a risk of a conflict of interest, the board of directors must take appropriate measures to ensure that the interests of the company are duly taken into account.

The burden of proof for a violation of these duties is with the corporation or with the shareholder bringing a suit against the director.

The Swiss Federal Supreme Court has established a doctrine that restricts its review of a business decision if the decision has been taken following proper preparation, on an informed basis and without conflicts of interest.

Shareholder Actions
Special Meetings	Special meetings can be called only by the board of directors or by the Chief Executive Officer. Stockholders cannot call special meetings	Shareholders who, alone or together, hold at least 5% of share capital may request the board of directors to call special meetings.
Written Consent	Stockholders cannot act by written consent. Stockholder action can only be taken at a stockholder meeting.	Shareholders can act by written consent only if no shareholder requests a meeting. Otherwise, shareholder action can only be taken at a shareholder meeting.
Shareholder Proposals	A stockholder of a Delaware corporation has the right to put any proposal before the annual meeting of stockholders, provided it complies with the advanced notice provisions in the bylaws. Stockholders do not have proxy access rights.	Shareholders who, alone or together, hold at least 0.5% of share capital may request that an item be included on the agenda for a shareholders meeting, provided that the request complies with the advanced notice provisions in the articles of association.

Amendments to Constitutive Documents
Amendments to Certificate of Incorporation / Articles of Association

Amendments to the certificate of incorporation generally require the affirmative vote of the holders of not less than a majority of outstanding shares, except that amendments regarding the following matters require the affirmative vote of the holders of not less than 66⅔% of the voting power of all outstanding securities entitled to vote generally in the election of directors, voting together as a single class:

•     voting rights of common stock;

•     board of directors;

•     calling of special meetings;

•     stockholder action by written consent;

•     amendments to the certificate of incorporation; and

•     amendments to the bylaws.

Amendments to the articles of association require the affirmative vote of a majority of the votes represented at a shareholders meeting, except that amendments regarding the following matters require the affirmative vote of the holders of not less than 66⅔% of the votes represented and the majority of the par value of shares represented at a shareholders meeting:

•     the stated purpose of the corporation;

•     the introduction of shares with preferential voting rights;

•     restrictions of the transferability of shares or of their registration with voting rights in the share register;

•     the introduction of a capital range and conditional capital;

•     certain other share capital increases;

•     the change of currency of the share capital;

•     the introduction of a casting vote for the chair of the shareholders’ meeting

•     the relocation of the seat of the company;

•     the delisting of the company’s equity securities;

•     the dissolution of the company;

•     the introduction of an arbitration clause in the articles of association;

•     mergers, demergers and conversions pursuant to the Swiss Merger Act;

•     the combination (reverse split) of shares;

•     the removal of directors or the chair of the board before the end of their term; and

•     certain amendments to the articles of association, such as changing the size of the board of directors; indemnification and expense reimbursement for directors, and the introduction of an exclusive forum provision.

In addition, a supermajority requirement can only be amended or repealed by the same supermajority that it requires.

Amendments to Bylaws	Amendments to the bylaws require either approval by the board of directors or the affirmative vote of the holders of not less than 66⅔% of the voting power of all outstanding securities entitled to vote generally in the election of directors, voting together as a single class.	Not applicable, since Swiss companies do not have bylaws.

Exculpation and Indemnification for Directors and Officers
Exculpation

To the fullest extent permitted by the DGCL, no director or officer is personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer.

Currently, the DGCL requires that liability be imposed for the following:

•     a director’s or officer’s breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•     a director’s or officer’s act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•     a director’s unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;

•     a director or officer for any transaction from which the director or officer derived an improper personal benefit; and

•     an officer in any action by or in the right of us.

The general meeting of shareholders may discharge (i.e., release) the directors and members of the executive committee from liability for their conduct to the extent the respective facts are known to shareholders. Such discharge is effective only with respect to claims of the company and of those shareholders who approved the discharge or who have since acquired their shares in full knowledge of the discharge. Most violations of corporate law are regarded as violations of duties towards the corporation rather than towards the shareholders.
Indemnification	To the fullest extent permitted by the DGCL, we indemnify each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was our director or officer or, while a director or officer, is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.	Subject to Swiss law, we indemnify existing and former members of our board of directors and our executive committee as well as their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity.
Dispute Resolution
Exclusive Forum	The exclusive forum for substantially all disputes between us and our stockholders (other than claims under the Securities Act and the Exchange Act) is the Court of Chancery of the State of Delaware. The exclusive forum for claims under the Securities Act is the federal district courts of the United States.	The exclusive place of jurisdiction for substantially all disputes between us and our shareholders or directors based on corporation law (other than claims under the Securities Act and the Exchange Act) is Epalinges, Canton of Vaud, Switzerland.
Class Actions and Derivative Actions	Class actions and derivative actions generally are available to stockholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	Class actions and derivative actions as such are not available under Swiss law. Nevertheless, certain actions may have a similar effect. A shareholder is entitled to bring suit against directors, officers or liquidators for breach of their duties and claim the payment of the company’s losses or damages to the corporation and, in some cases, to the individual shareholder. Likewise, an appraisal lawsuit won by a shareholder may indirectly compensate all shareholders.

Special Transactions
Mergers and Similar Transactions

Under the DGCL, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all assets must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon.

A stockholder participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction. The DGCL also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary of which it owns at least 90% of each class of capital stock without a vote by the stockholders of such subsidiary. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

The DGCL provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary of which it owns at least 90% of each class of capital stock without a vote by the stockholders of such subsidiary. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

Under Swiss law, with certain exceptions, a merger or a demerger of the corporation or a sale of all or substantially all of the assets of a corporation must be approved by 66⅔% of the votes represented and the majority of the par value of shares represented at a shareholders meeting.

A shareholder of a Swiss corporation participating in a statutory merger or demerger pursuant to the Swiss Merger Act (Loi sur la fusion) can file a lawsuit against the surviving company. If the consideration is deemed ”inadequate,” such shareholder may, in addition to the consideration (be it in shares or in cash) receive an additional amount to ensure that such shareholder receives the fair value of the shares held by such shareholder.

Swiss law provides that if the merger agreement provides only for a compensation payment, at least 90% of all members in the transferring legal entity who are entitled to vote must approve the merger agreement. Upon any such merger, dissenting shareholders of any of the parties to the merger would have the right to have the adequacy of their consideration checked by a court.

Transactions with Interested Shareholders

The DGCL prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•     the board of directors had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•     upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•     following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

The restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Our articles of association provide that shareholders cannot be registered with voting rights if they hold more than 15% of all voting rights.

Dissolution and Winding Up

If the board of directors does not approve the proposal to dissolve, dissolution must be approved by stockholders holding 100% of the voting power of all outstanding securities.

If the board of directors initiates the proposal to dissolve, dissolution must be approved by a majority of the voting power of all outstanding securities.

Dissolution requires the approval by 66⅔% of the votes represented and the majority of the par value of shares represented at a shareholders meeting.
Executive and Director Compensation
Compensation Determinations	Under the DGCL, unless otherwise restricted by the certificate of incorporation or bylaws, the board of directors has the authority to fix the compensation of directors and officers.	Pursuant to our articles of association, the general meeting of shareholders has the nontransferable right to vote separately and bindingly on the aggregate maximum amount of compensation of the members of the board of directors, the aggregate maximum amount of the fixed compensation of the executive committee and of aggregate maximum amount of variable compensation of the executive committee.
Compensation Committee	Members of the compensation committee are appointed by the board of directors. The board of directors may remove members of the compensation committee.	Members of the compensation committee are elected by shareholders annually. Only shareholders may remove members of the compensation committee.
Inspection of Books and Records
Inspection Rights	Stockholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of stockholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of a Swiss corporation holding in the aggregate at least 5% of the nominal share capital or voting rights have the right to inspect books and records, subject to the safeguarding of the company’s business secrets and other interests warranting protection. A shareholder is only entitled to receive information to the extent required to exercise his or her rights as a shareholder. A shareholder’s right to inspect the share register is limited to the right to inspect his or her own entry in the share register.

The Proposal

The board of directors proposes a general amendment to the Company’s articles of association to replace such articles of association by the certificate of incorporation, the form of which is included as Annex B to this proxy statement/prospectus, and the bylaws, the form of which is included as Annex C to this proxy statement/prospectus, to be effective upon the Company becoming a corporation incorporated under the laws of the State of Delaware.

This resolution is conditioned upon the approval of the Redomiciliation Proposal. If the Company does not become a corporation incorporated under the laws of the State of Delaware by June 30, 2027, this resolution will lapse.

Board of Directors’ Recommendation

The board of directors recommends that you vote “FOR” this proposal.

Vote Required

See “The Extraordinary General Meeting of Shareholders—Voting Information.”

PROPOSAL 3: THE DISCHARGE PROPOSAL

Overview

As is customary for Swiss corporations and in accordance with the Swiss Code of Obligations, shareholders are requested to release the members of the board of directors and the executive committee from liability for the period from January 1, 2026 to the date of the Meeting. We usually propose that our shareholders release the members of the board of directors and the executive committee from liability for the prior fiscal year at our annual general meetings. However, the Redomiciliation Transaction may be effected before our next annual general meeting. As a result, we are proposing such release at the Meeting.

Discharge pursuant to the proposed resolution is only effective with respect to facts that have been disclosed to shareholders (including through any publicly available information, whether or not included in our filings with the SEC) and only binds shareholders who either voted in favor of the proposal or who subsequently acquired shares with knowledge that the shareholders have approved this proposal. In addition, shareholders who vote against this proposal, abstain from voting on this proposal, do not vote on this proposal or acquire their shares without knowledge of the approval of this proposal, may bring, as a plaintiff, any claims in a shareholder derivative suit in Switzerland within six months after the approval of the proposal. After the expiration of the six-month period, such shareholders will generally no longer have the right to bring, as a plaintiff, claims in shareholder derivative suits against members of the board of directors or the executive committee with respect to activities during the period from January 1, 2026 to the date of the Meeting.

The Proposal

The board of directors proposes to discharge the members of the board of directors and the executive committee from liability for the period from January 1, 2026 to the date of the Meeting.

This resolution is conditioned upon the approval of the Redomiciliation Proposal and the Constitutive Documents Proposal.

Board of Directors’ Recommendation

The board of directors recommends that you vote “FOR” this proposal.

Vote Required

See “The Extraordinary General Meeting of Shareholders—Voting Information.”

SHARE INFORMATION

Market Information

Our common shares are currently listed on the NYSE under the symbol “ADCT,” and we expect that our common stock following the Redomiciliation Transaction will be listed on the NYSE under the same symbol.

Holders

As of the record date, we had            shareholders of record of our common shares. The actual number of shareholders is greater than this number of record holders and includes shareholders who are beneficial owners but whose shares are held in street name by brokers and other nominees or in trust or by other entities.

Dividends

We have never declared or paid cash dividends on our share capital. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. In addition, the Loan Agreement limits our ability to pay dividends. Any future determination related to dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

MANAGEMENT AND EXECUTIVE AND DIRECTOR COMPENSATION

Management

The persons who will serve as ADC Therapeutics, Inc.’s directors and executive officers after the Redomiciliation Transaction are expected to be the same persons currently serving as ADC Therapeutics SA’s directors and executive officers. As of the date of this proxy statement/prospectus, the following persons serve as ADC Therapeutics SA’s directors and executive officers:

Name	Position(s)
Executive Officers and Directors
Ameet Mallik	Chief Executive Officer and Director
Jose “Pepe” Carmona	Chief Financial Officer
Peter Graham	Chief Legal and Compliance Officer
Mohamed Zaki	Chief Medical Officer
Non-Executive Directors
Ron Squarer	Chair of the Board of Directors
Peter Hug	Vice Chair of the Board of Directors and Lead Independent Director
Robert Azelby	Director
Jean-Pierre Bizzari	Director
Timothy Coughlin	Director
Viviane Monges	Director
Tyrell J. Rivers	Director
Victor Sandor	Director

The information required to be disclosed with respect to each director and executive officer is included in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2026, which is incorporated by reference into this proxy statement/prospectus. The board of directors has affirmatively determined that each of Robert Azelby, Jean-Pierre Bizzari, Timothy Coughlin, Peter Hug, Viviane Monges, Tyrell J. Rivers and Victor Sandor is an independent director within the meaning of NYSE listing standards.

Executive and Director Compensation

The information required to be disclosed with respect to the compensation of each director and executive officer is included in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2026, which is incorporated by reference into this proxy statement/prospectus.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The following is a description of transactions requiring disclosure pursuant to Item 404 of Regulation S-K that we have entered into since January 1, 2025 with any of our executive officers, directors and holders of more than 5% of any class of our voting securities in the aggregate, which we refer to as related parties, other than transactions described in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2026, which is incorporated by reference into this proxy statement/prospectus.

Indemnification Agreements

In connection with the Redomiciliation Transaction, we will enter into indemnification agreements with our executive officers and directors. Pursuant to these agreements, to the fullest extent permitted by Delaware law, we will indemnify our directors and executive officers against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding  by reason of the fact that such person is or was our director or officer or, while a director or officer, is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Employment Agreements

In connection with the completion of the Redomiciliation Transaction, we will enter into new employment agreements with Ameet Mallik, our Chief Executive Officer, and Pepe Carmona, our Chief Financial Officer. For a description of Mr. Mallik and Mr. Carmona’s current employment agreements, see “Executive Compensation—Employment Agreements” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2026, which is incorporated by reference into this proxy statement/prospectus. The new employment agreements do not change Mr. Mallik or Mr. Carmona’s base salary or annual target cash bonus.

Employment Agreement with Ameet Mallik

Pursuant to such employment agreement, Mr. Mallik is entitled to receive an annual base salary of $          , subject to increase from time to time if approved by the compensation committee, and is eligible to receive an annual target cash bonus of           % of his base salary, payable based on the achievement of performance goals as established by the compensation committee, which are the same as his current base salary and target cash bonus percentage. Mr. Mallik is eligible to be considered for an annual equity grant subject to approval by the compensation committee.

If Mr. Mallik’s employment is terminated for any reason (including by reason of death or disability (as defined in his employment agreement)), regardless of whether he signs a release of claims against the Company, he is entitled to receive (i) accrued base salary through the termination date, (ii) payment of any earned, but unused, paid time off, and (iii) reimbursement of expenses in accordance with our reimbursement policy (the “Accrued Amounts”) and the payment of any earned but unpaid annual bonus from the prior fiscal year (the “Prior Year Bonus”).

If we terminate Mr. Mallik’s employment without “Cause”, or if Mr. Mallik’s terminates his employment with “Good Reason” (as these terms are defined in his employment agreement), in addition to the Accrued Amounts and the Prior Year Bonus, we will pay Mr. Mallik a severance payment equivalent to           .

In addition, if we terminate Mr. Mallik’s employment without “Cause”, or if Mr. Mallik terminates his employment with “Good Reason”, in each case within            months following a change in control (as defined in his employment agreement), we will pay Mr. Mallik a severance payment of           . The severance payment is conditioned on the execution by Mr. Mallik of a release and compliance with the restrictive covenant provisions applicable to Mr. Mallik under his employment agreement.

Employment Agreement with Jose (Pepe) Carmona

Pursuant to such employment agreement, Mr. Carmona is entitled to receive an annual base salary of $          , subject to increase from time to time if approved by the compensation committee, and is eligible to receive an annual target cash bonus of           % of his base salary, payable based on the achievement of performance goals as established by the compensation committee, which are the same as his current base salary and target cash bonus percentage. Mr. Carmona is eligible to be considered for an annual equity grant subject to approval by the compensation committee.

If Mr. Carmona’s employment is terminated for any reason (including by reason of death or disability (as defined in his employment agreement)), regardless of whether he signs a release of claims against the Company, he is entitled to receive the Accrued Amounts and the Prior Year Bonus.

If we terminate Mr. Carmona’s employment without “Cause”, or if Mr. Carmona’s terminates his employment with “Good Reason” (as these terms are defined in his employment agreement), in addition to the Accrued Amounts and the Prior Year Bonus, we will pay Mr. Carmona a severance payment equivalent to           .

In addition, if we terminate Mr. Carmona’s employment without “Cause”, or if Mr. Carmona terminates his employment with “Good Reason”, in each case within            months following a change in control (as defined in his employment agreement), we will pay Mr. Carmona a severance payment of           . The severance payment is conditioned on the execution by Mr. Carmona of a release and compliance with the restrictive covenant provisions applicable to Mr. Carmona under his employment agreement.

MATERIAL TAX CONSIDERATIONS

The following discussion is based on the tax laws, regulations and regulatory practices of Switzerland and the United States as in effect on the date hereof, which are subject to change (or subject to changes in interpretation), possibly with retroactive effect. Shareholders are advised to consult their own tax advisors in light of their particular circumstances as to the Swiss or U.S. tax laws, regulations and regulatory practices that could be relevant for them in connection with the Redomiciliation Transaction, owning and selling or otherwise disposing of ADC Therapeutics SA’s common shares or, following the Redomiciliation Transaction, ADC Therapeutics, Inc.’s common stock, and receiving dividends and similar cash or in-kind distributions thereon (including distributions of liquidation proceeds and stock dividends) or distributions on ADC Therapeutics SA’s common shares by way of a reduction of nominal value or out of re-serves from capital contributions (réserves issues d’apports de capital) and the consequences thereof under the tax laws, regulations and regulatory practices of Switzerland or the United States.

Material Swiss Tax Considerations

Scope of Discussion

This discussion addresses only Swiss federal, Vaud cantonal and communal income taxes, Swiss withholding tax and Swiss stamp duties (issuance stamp tax and securities transfer tax) and does not address any other aspects of Swiss taxation. It is not a complete analysis or list of all of the possible tax consequences of the Redomiciliation Transaction or of holding and disposing of ADC Therapeutics SA’s common shares and does not address all tax considerations that may be relevant to you. In particular, this discussion does not address the tax consequences to holders who acquired their common shares or share-based awards under the Equity Compensation Plans.

Consequences of the Redomiciliation Transaction

In connection with this proxy statement/prospectus, our tax counsel, Homburger AG, is expected to deliver, prior to the consummation of the Redomiciliation Transaction, a tax opinion to the effect that, for Swiss federal and Vaud cantonal and communal tax purposes, the Redomiciliation Transaction should not be taxable: (i) to ADC Therapeutics SA, provided that ADC Therapeutics SA has sufficient tax loss carryforwards to offset any gain recognized for corporate income tax purposes upon the Redomiciliation Transaction, and (ii) to shareholders of ADC Therapeutics SA, provided that (a) no Swiss withholding tax is payable as a result of the Redomiciliation Transaction (as described under “—Material Tax Consequences to Shareholders” below) and (b) ADC Therapeutics, Inc.’s equity that can be distributed to Swiss resident individual shareholders holding their shares as private assets without Swiss income tax consequences does not exceed ADC Therapeutics SA’s income tax free distributable equity (i.e., the sum of the nominal value of the share capital plus the confirmed reserves from capital contributions) at the time of the exit.

We intend to request and obtain, prior to the consummation of the Redomiciliation Transaction, advance tax rulings from the Swiss Federal Tax Administration and the Vaud cantonal tax administration (the “Letter Rulings”) confirming, among other things, the Swiss tax treatment of the Redomiciliation Transaction, including, among other things, that no Swiss withholding tax will be payable as a result of the Redomiciliation Transaction. Receipt of the Letter Rulings is a condition to the Redomiciliation Transaction. See “The Redomiciliation Proposal—Conditions to the Redomiciliation Transaction.”

Material Tax Consequences to ADC Therapeutics SA

For Swiss tax purposes, the Redomiciliation Transaction is treated as a liquidation of ADC Therapeutics SA. Accordingly, any built-in gains on the assets of ADC Therapeutics SA at the time of the Redomiciliation Transaction are subject to Swiss corporate income tax. We expect that ADC Therapeutics SA’s reported tax loss carryforwards, after taking into account the tax loss carryforwards used in connection with the subsidiary restructuring transactions to be effected prior to and in connection with the Redomiciliation Transaction, will be sufficient to offset any gain recognized for corporate income tax purposes upon the Redomiciliation Transaction and that, accordingly, the Redomiciliation Transaction should not result in Swiss direct federal, cantonal and communal income tax for ADC Therapeutics SA. No Swiss issuance stamp tax or securities transfer tax should arise as a result of the Redomiciliation Transaction.

Material Tax Consequences to Shareholders

For Swiss withholding tax purposes, the Redomiciliation Transaction is also treated as a liquidation of ADC Therapeutics SA. As a result, Swiss withholding tax at a rate of 35% could in principle be levied on the amount by which the fair market value of ADC Therapeutics SA’s equity exceeds the sum of the nominal value of its share capital and its confirmed reserves from capital contributions (réserves issues d’apports de capital). While any withholding tax imposed would be a shareholder-level tax, ADC Therapeutics SA would be required to pay such tax to the Swiss Federal Tax Administration on behalf of the shareholders. If such tax is not recovered from the shareholders, the amount of the withholding tax would be grossed up, resulting in an effective tax rate of approximately 53.8% on the taxable amount. Any such payment could also give rise to taxes imposed on shareholders in other countries, such as the United States, on the tax amounts deemed paid on their behalf.

No Swiss withholding tax will be payable as a result of the Redomiciliation Transaction if the fair market value of ADC Therapeutics SA’s equity at the time of the Redomiciliation Transaction does not exceed the sum of the nominal value of its share capital and its reserves from capital contributions confirmed by the Swiss Federal Tax Administration. As of November 2, 2026, the most recent practicable date prior to the initial filing of this proxy statement/prospectus, ADC Therapeutics SA’s market capitalization was approximately $200 million. As of December 31, 2025, ADC Therapeutics SA’s reported reserves from capital contributions amounted to CHF 1,091.7 million, of which CHF 969.9 million have been confirmed by the Swiss Federal Tax Administration to date. Whether any Swiss withholding tax is payable will be determined based on the fair market value of ADC Therapeutics SA’s equity at the time of the Redomiciliation Transaction, which may differ from its current market capitalization. Since ADC Therapeutics SA’s current market capitalization is substantially lower than the sum of the nominal value of its share capital and its confirmed reserves from capital contributions, we consider it unlikely that the fair market value of ADC Therapeutics SA’s equity will exceed such amount at the time of the Redomiciliation Transaction and, accordingly, we do not expect that any Swiss withholding tax will be payable as a result of the Redomiciliation Transaction, subject to receipt of the Letter Rulings.

Swiss resident individual shareholders holding their common shares as private assets should not be subject to Swiss income tax as a result of the Redomiciliation Transaction, provided that ADC Therapeutics, Inc.’s equity that can be distributed to them without Swiss income tax consequences does not exceed ADC Therapeutics SA’s income tax free distributable equity (i.e., the sum of the nominal value of the share capital plus the confirmed reserves from capital contributions) at the time of the exit.

Swiss resident shareholders holding ADC Therapeutics SA’s common shares as business assets and Swiss resident corporate shareholders should not be subject to Swiss income or profit tax as a result of the Redomiciliation Transaction, provided that the shares of common stock of ADC Therapeutics, Inc. into which their common shares automatically convert are recorded at the same book value as their ADC Therapeutics SA common shares.

Material U.S. Federal Income Tax Considerations

The following discussion is a summary of certain material U.S. federal income tax considerations (i) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of ADC Therapeutics SA common shares of the Redomiciliation Transaction and (ii) for Non-U.S. Holders of the ownership and disposition of shares of ADC Therapeutics, Inc. common stock deemed received in the Redomiciliation Transaction. This section applies only to Holders that hold their ADC Therapeutics SA common shares and shares of ADC Therapeutics, Inc. common stock as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including any minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules with respect to ADC Therapeutics SA common shares;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);

•	U.S. expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of all ADC Therapeutics SA common shares (except as specifically provided below);

•	persons that acquired their ADC Therapeutics SA common shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold their ADC Therapeutics SA common shares as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•	persons that hold warrants to purchase ADC Therapeutics SA common shares;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	“controlled foreign corporations,” PFICs or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds ADC Therapeutics SA common shares, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any ADC Therapeutics SA common shares and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Redomiciliation Transaction and the ownership and disposition of shares of ADC Therapeutics, Inc. common stock received in the Redomiciliation Transaction.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date of this prospectus. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

The following discusses solely the consequences of the Redomiciliation Transaction and does not discuss any other steps that may be taken by the Company in connection with the Redomiciliation Transaction.

We have not sought, and do not intend to, seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE REDOMICILIATION TRANSACTION AND THE OWNERSHIP AND DISPOSITION OF SHARES OF ADC THERAPEUTICS, INC. COMMON STOCK DEEMED RECEIVED IN THE REDOMICILIATION. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE REDOMICILIATION TRANSACTION AND THE OWNERSHIP AND DISPOSITION OF ADC THERAPEUTICS, INC. COMMON STOCK DEEMED RECEIVED IN THE REDOMICILIATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of ADC Therapeutics SA common shares who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Tax Effects of the Redomiciliation Transaction to U.S. Holders

Generally

The U.S. federal income tax consequences of the Redomiciliation Transaction will depend primarily upon whether the Redomiciliation Transaction qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, an F Reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the Redomiciliation Transaction, ADC Therapeutics SA will change its jurisdiction of incorporation from Switzerland to the State of Delaware, upon which ADC Therapeutics SA will continue as an entity under the name ADC Therapeutics, Inc.

It is intended that the Redomiciliation Transaction qualify as an F Reorganization. However, we have not sought, and do not intend to seek, any ruling from the IRS with respect to the qualification of the Redomiciliation Transaction as an F Reorganization, and the completion of the Redomiciliation Transaction is not conditioned on the receipt of any ruling from the IRS or any opinion of counsel with respect to the qualification of the Redomiciliation Transaction as an F Reorganization. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of ADC Therapeutics SA common shares is urged to consult its tax advisor with respect to the particular tax consequence of the Redomiciliation Transaction to such U.S. Holder.

Assuming the Redomiciliation Transaction qualifies as an F Reorganization, U.S. Holders of ADC Therapeutics SA common shares generally should not recognize gain or loss for U.S. federal income tax purposes on the Redomiciliation Transaction, except as provided below under “—Effects of Section 367 of the Code on U.S. Holders of ADC Therapeutics SA Common Shares” and “—PFIC Considerations,” and the Redomiciliation Transaction should be treated for U.S. federal income tax purposes as if ADC Therapeutics SA (i) transferred all of its assets and liabilities to a newly formed corporation, ADC Therapeutics, Inc., in exchange for all of the outstanding shares of ADC Therapeutics, Inc. common stock; and (ii) then distributed such shares of ADC Therapeutics, Inc. common stock to the holders of ADC Therapeutics SA common shares in liquidation of ADC Therapeutics SA. The taxable year of ADC Therapeutics SA will be deemed to end on the date of the Redomiciliation Transaction.

Subject to the discussion below under “—PFIC Considerations,” if the Redomiciliation Transaction fails to qualify as an F Reorganization, a U.S. Holder of ADC Therapeutics SA common shares generally will recognize gain or loss with respect to its ADC Therapeutics SA common shares in an amount equal to the difference, if any, between the fair market value of the corresponding shares of ADC Therapeutics. Inc. common stock deemed received in the Redomiciliation Transaction and the U.S. Holder’s adjusted tax basis in its ADC Therapeutics SA common shares deemed surrendered.

Following the Redomiciliation Transaction, a U.S. Holder generally will be required to include in gross income as U.S. source dividend income the amount of any distribution of cash or other property paid or deemed paid on shares of ADC Therapeutics, Inc. common stock to the extent the distribution is paid out of ADC Therapeutics, Inc.’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends received by a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for a dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends received by a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to U.S. federal income tax at preferential long-term capital gains rates. U.S. Holders are urged to consult with their tax advisors regarding the treatment of dividends and any other tax considerations of owning stock of a U.S. corporation rather than a non-U.S. corporation following the Redomiciliation Transaction.

The remainder of this disclosure assumes that the Redomiciliation Transaction qualifies as an F Reorganization, except where specifically noted otherwise.

Basis and Holding Period Considerations

Subject to the discussion below under “—PFIC Considerations”:

•	the tax basis of a share of ADC Therapeutics, Inc. common stock deemed received by a U.S. Holder in the Redomiciliation Transaction will equal the U.S. Holder’s tax basis in the ADC Therapeutics SA common share deemed surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below); and

•	the holding period for a share of ADC Therapeutics, Inc. common stock deemed received by a U.S. Holder will include such U.S. Holder’s holding period for the ADC Therapeutics SA common share deemed surrendered in exchange therefor.

If the Redomiciliation Transaction fails to qualify as an F Reorganization, the U.S. Holder’s basis in a share of ADC Therapeutics, Inc. common stock would be equal to the fair market value of such share of ADC Therapeutics, Inc. common stock on the date of the Redomiciliation Transaction, and such U.S. Holder’s holding period for the such share of ADC Therapeutics, Inc. common stock would begin on the day following the date of the Redomiciliation Transaction. U.S. Holders who hold different blocks of ADC Therapeutics SA common shares (generally, ADC Therapeutics SA common shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of ADC Therapeutics SA common shares.

Effects of Section 367 of the Code on U.S. Holders of ADC Therapeutics SA Common Shares

Section 367 of the Code applies to certain transactions involving non-U.S. corporations, including a redomiciliation of a non-U.S. corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section “—PFIC Considerations,” Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Redomiciliation Transaction.

U.S. Holders Who Own 10 Percent or More (By Vote or Value) of ADC Therapeutics SA Common Shares. Subject to the discussion below under “—PFIC Considerations,” a U.S. Holder who beneficially owns (actually or constructively) 10% or more of the total combined voting power of all ADC Therapeutics SA common shares entitled to vote or 10% or more of the total value of all ADC Therapeutics SA common shares (a “10% U.S. Shareholder”) on the date of the Redomiciliation Transaction generally must include in income as a deemed dividend paid by ADC Therapeutics SA the “all earnings and profits amount” attributable to the ADC Therapeutics SA common shares it owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of any warrants or options with respect to ADC Therapeutics SA common shares will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its ADC Therapeutics SA common shares is the net positive earnings and profits of ADC Therapeutics SA (as determined under Treasury Regulations under Section 367 of the Code) attributable to such ADC Therapeutics SA common shares (as determined under Treasury Regulations under Section 367 of the Code). Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a non-U.S. corporation is the ratably allocated portion of the non-U.S. corporation’s earnings and profits generated during the period the shareholder held the block of stock.

ADC Therapeutics SA expects to have a deficit in earnings and profits on the date of the Redomiciliation Transaction. If ADC Therapeutics SA’s cumulative net earnings and profits through the date of the Redomiciliation Transaction is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its ADC Therapeutics SA common shares. However, it is possible that, notwithstanding ADC Therapeutics SA’s expectations, the amount of ADC Therapeutics SA’s cumulative net earnings and profits could be positive through the date of the Redomiciliation Transaction, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend paid by ADC Therapeutics SA under Treasury Regulations under Section 367 as a result of the Redomiciliation Transaction. Therefore, there can be no assurance that ADC Therapeutics SA will indeed have a deficit in earnings and profits on the date of the Redomiciliation Transaction.

U.S. Holders Who Own Less Than 10% (By Vote or Value) of ADC Therapeutics SA Common Shares. Subject to the discussion below under “—PFIC Considerations,” a U.S. Holder whose ADC Therapeutics SA common shares, on the date of the Redomiciliation Transaction, have a fair market value of $50,000 or more and who, on the date of the Redomiciliation Transaction, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its ADC Therapeutics SA common shares in the Redomiciliation Transaction or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s ADC Therapeutics SA common shares as described below.

Subject to the discussion below under “—PFIC Considerations,” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to the shares of ADC Therapeutics, Inc. common stock deemed received in the Redomiciliation Transaction in an amount equal to the excess of the fair market value of such shares of ADC Therapeutics, Inc. common stock over the U.S. Holder’s adjusted tax basis in the ADC Therapeutics SA common shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of ADC Therapeutics SA common shares (generally, ADC Therapeutics SA common shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by ADC Therapeutics SA the “all earnings and profits amount” attributable to its ADC Therapeutics SA common shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

•	a statement that the Redomiciliation Transaction is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

•	a complete description of the Redomiciliation Transaction;

•	a description of any stock, securities or other consideration transferred or received in the Redomiciliation Transaction;

•	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

•	a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from ADC Therapeutics SA establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s ADC Therapeutics SA common shares and (B) a representation that the U.S. Holder has notified ADC Therapeutics SA (or ADC Therapeutics, Inc.) that the U.S. Holder is making the election; and

•	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election by an electing U.S. Holder must be attached to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Redomiciliation Transaction, and the U.S. Holder must send notice of making the election to ADC Therapeutics SA or ADC Therapeutics, Inc. no later than the date such tax return is filed. In connection with this election, ADC Therapeutics SA may in its discretion provide each U.S. Holder eligible to make such an election with information regarding ADC Therapeutics SA’s earnings and profits upon written request.

ADC Therapeutics SA expects to have a deficit in earnings and profits through the date of the Redomiciliation Transaction and if that proves to be the case, U.S. Holders who make this election are not expected to have any income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were ultimately determined that ADC Therapeutics SA had positive earnings and profits through the date of the Redomiciliation Transaction, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its ADC Therapeutics SA common shares, and thus could be required to include that amount in income as a deemed dividend paid by ADC Therapeutics SA under applicable Treasury Regulations as a result of the Redomiciliation Transaction.

A U.S. Holder who is not a 10% U.S. Shareholder on the date of the Redomiciliation Transaction and whose ADC Therapeutics SA common shares have a fair market value of less than $50,000 on the date of the Redomiciliation Transaction generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Redomiciliation Transaction. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under “—PFIC Considerations.”

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF THE REDOMICILIATION TRANSACTION INCLUDING MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS EXISTING SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

Regardless of whether the Redomiciliation Transaction qualifies as an F Reorganization (and, if the Redomiciliation Transaction qualifies as an F Reorganization, in addition to the discussion under “—Effects of Section 367 of the Code on U.S. Holders of ADC Therapeutics SA Common Shares” above), the Redomiciliation Transaction could be a taxable event to U.S. Holders under the PFIC provisions of the Code if ADC Therapeutics SA is considered a PFIC.

Definition of a PFIC. A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. Cash is generally characterized as a passive asset for these purposes. Goodwill and other intangibles are generally characterized as a non-passive or passive asset based on the nature of the income produced in the activity to which the goodwill or other intangibles are attributable. The determination of whether a non-U.S. corporation is a PFIC is made annually.

PFIC Status of ADC Therapeutics SA. Based upon the composition of its income and assets and the manner in which it operates its business, ADC Therapeutics SA believes it was not a PFIC for its most recent taxable year ended on December 31, 2025. However, due to the factual nature of the determination, no assurance can be given as to whether ADC Therapeutics SA would be or would not be a PFIC for any taxable year, including the 2025 taxable year. A company’s PFIC status for any taxable year is an annual factual determination that can be made only after the end of that year and depends on the composition of its income and assets and the value of its assets from time to time. ADC Therapeutics SA’s annual PFIC status is subject to several uncertainties. For example, because ADC Therapeutics SA holds, and expect to continue to hold, a substantial amount of cash and cash equivalent assets, ADC Therapeutics SA’s annual PFIC status will depend in part on the value of its goodwill and other intangibles for the relevant taxable year. The value of its goodwill and other intangibles may be determined, in part, by reference to its market capitalization, which has been, and may continue to be, volatile. If its market capitalization were to decline, it may become a PFIC in future taxable years. ADC Therapeutics SA has not obtained any valuation of its assets (including our goodwill or other intangibles). In addition, the extent to which its goodwill and other intangibles should be characterized as non-passive assets is not entirely clear. Accordingly, its PFIC status for any taxable year is uncertain. A U.S. holder of ADC Therapeutics SA common shares should consult its tax advisor regarding the value and characterization of ADC Therapeutics SA assets for purposes of the PFIC rules, as they are subject to some uncertainties.

Effects of PFIC Rules on the Redomiciliation Transaction. Even if the Redomiciliation Transaction qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (which, under proposed Treasury Regulations may include a U.S. person exchanging warrants of a PFIC for newly issued warrants in connection with a redomiciliation transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of ADC Therapeutics SA common shares as a result of the Redomiciliation Transaction if:

•	ADC Therapeutics SA were classified as a PFIC at any time during such U.S. Holder’s holding period in such ADC Therapeutics SA common shares; and

•	the U.S. Holder had not timely made (i) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such ADC Therapeutics SA common shares or in which ADC Therapeutics SA was a PFIC, whichever is later (or a QEF Election along with a “purging election,” discussed below), or (ii) a MTM Election (as defined below) with respect to such ADC Therapeutics SA common shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor a MTM Election can be made with respect to warrants of a PFIC, as further described below.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of ADC Therapeutics SA. Under these rules:

•	the U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s ADC Therapeutics SA common shares;

•	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which ADC Therapeutics SA was a PFIC, would be taxed as ordinary income;

•	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	an additional tax equal to the interest charge generally applicable to underpayments of tax would be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year in which gain was allocated (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations discussed in the preceding paragraph applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend paid by ADC Therapeutics SA, the gain realized on the transfer is taxable under the rules described in the preceding paragraph, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized is taxable as provided under Section 367(b) of the Code. See the discussion above under “— Effects of Section 367 of the Code on U.S. Holders of ADC Therapeutics SA Common Shares.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. If the proposed regulations under Section 1291(f) of the Code were finalized in their current form, U.S. Holders of ADC Therapeutics SA common shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election, discussed below) or a MTM Election (each as defined below) (a “Non-Electing Shareholder”) may be subject to taxation under the PFIC rules on the Redomiciliation Transaction with respect to their ADC Therapeutics SA common shares in the manner set forth above.

Any gain recognized by a Non-Electing Shareholder of ADC Therapeutics SA common shares as a result of the Redomiciliation Transaction pursuant to the PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

As noted above, absent a QEF Election (or a QEF Election along with a purging election, discussed below) or a MTM Election, the Redomiciliation Transaction could be a taxable event under the PFIC rules regardless of whether the Redomiciliation Transaction qualifies as an F Reorganization if ADC Therapeutics SA is considered a PFIC. If the Redomiciliation Transaction fails to qualify as an F Reorganization, absent a QEF Election (or a QEF Election along with a purging election, discussed below) or a MTM Election, a U.S. Holder’s gain, if any, would be taxed under the PFIC rules in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE REDOMICILIATION TRANSACTION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election and MTM Election. The impact of the PFIC rules on a U.S. Holder of ADC Therapeutics SA common shares will depend on whether the U.S. Holder has made a timely and effective election to treat ADC Therapeutics SA as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of ADC Therapeutics SA common shares during which ADC Therapeutics SA qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s ADC Therapeutics SA common shares at its then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its ADC Therapeutics SA common shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its ADC Therapeutics SA common shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or a MTM Election (an “Electing Shareholder”) generally would not be subject to the adverse PFIC rules discussed above with respect to its ADC Therapeutics SA common shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Redomiciliation Transaction except to the extent described under “—Effects of Section 367 of the Code on U.S. Holders of ADC Therapeutics SA Common Shares” and subject to the discussion above under “—Tax Effects of the Redomiciliation Transaction to U.S. Holders.” If an Electing Shareholder has made a QEF Election, it would instead include annually in gross income its pro rata share of the ordinary earnings and net capital gain of ADC Therapeutics SA, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of ADC Therapeutics SA common shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE (a “MTM Election”). No assurance can be given that ADC Therapeutics SA common shares are considered to be marketable stock for purposes of an MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special rules under Section 1291 of the Code discussed herein with respect to their ADC Therapeutics SA common shares in connection with the Redomiciliation Transaction or otherwise. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ADC Therapeutics SA common shares at the end of its taxable year over its adjusted basis in its ADC Therapeutics SA common shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its ADC Therapeutics SA common shares over the fair market value of its ADC Therapeutics SA common shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its ADC Therapeutics SA common shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its ADC Therapeutics SA common shares will be treated as ordinary income. However, if a MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the rules under Section 1291 of the Code discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to ADC Therapeutics SA common shares, including in connection with the Redomiciliation Transaction.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING THE INTERACTION BETWEEN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS (“OVERLAP RULES”). ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Non-U.S. Holders

As used herein, a “Non-U.S. Holder” is a beneficial owner of ADC Therapeutics SA common shares who or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder.

Effects of the Redomiciliation Transaction to Non-U.S. Holders

The Redomiciliation Transaction is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of ADC Therapeutics SA common shares. The following describes U.S. federal income tax considerations relating to the ownership and disposition of shares of ADC Therapeutics, Inc. common stock by a Non-U.S. Holder after the Redomiciliation Transaction.

Actual and Constructive Distributions on Shares of ADC Therapeutics, Inc. Common Stock

In general, any distributions (including constructive distributions, but not including certain distributions of shares or rights to acquire common stock) made to a Non-U.S. Holder of shares of ADC Therapeutics, Inc. common stock, to the extent paid out of ADC Therapeutics, Inc.’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute U.S.-source dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, ADC Therapeutics, Inc. or any other applicable withholding agent will be required to withhold tax from the gross amount of any such dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of ADC Therapeutics, Inc. common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the shares of common stock, which will be treated as described under “—Sale, Taxable Exchange or Other Taxable Disposition of Shares of ADC Therapeutics, Inc. Common Stock” below.

Sale, Taxable Exchange or Other Taxable Disposition of Shares of ADC Therapeutics, Inc. Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding of U.S. federal income tax) in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its shares of ADC Therapeutics, Inc. common stock, unless:

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met; or

•	ADC Therapeutics, Inc. is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of sale or other exchange or the period that the Non-U.S. Holder held shares of ADC Therapeutics, Inc. common stock and, in the case where the class of ADC Therapeutics, Inc. common stock is considered to be regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of that class of ADC Therapeutics, Inc. common stock, as applicable, at any time within the shorter of the five-year period ending on the date of the sale or other disposition or such Non-U.S. Holder’s holding period for the shares of ADC Therapeutics, Inc. common stock.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30%.

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, U.S. federal withholding at a rate of 15% of the amount realized upon such sale or other exchange may apply, unless shares of ADC Therapeutics, Inc. common stock are considered regularly traded on an established securities market. Whether ADC Therapeutics, Inc. is a “United States real property holding corporation” is fact specific and depends on the composition of its assets. ADC Therapeutics, Inc. does not expect that it would be a “United States real property holding corporation” immediately after Redomiciliation Transaction is completed and/or for the foreseeable future. Due to the factual nature of the determination, no assurance can be provided as to whether ADC Therapeutics, Inc. would be or would not be treated as a “United States real property holding corporation” in any future year.

NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE POSSIBILITY OF ADC THERAPEUTICS, INC.’S STATUS AS UNITED STATES REAL PROPERTY HOLDING CORPORATION.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of common stock. A Non-U.S. Holder may have to comply with certification procedures to avoid such information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends) on shares of ADC Therapeutics, Inc. common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN or W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of shares of ADC Therapeutics, Inc. common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information relating to the beneficial ownership of our common shares as of the record date for the Meeting:

•	each person, or group of affiliated persons, known by us to own beneficially 5% or more of our outstanding common shares;

•	each of our executive officers and directors; and

•	all executive officers and directors as a group.

The number of common shares beneficially owned by each entity, person, executive officer or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any common shares over which the individual has sole or shared voting power or investment power as well as any common shares that the individual has the right to acquire within 60 days from the record date for the Meeting through the exercise of any option or other right. Except as otherwise indicated, and subject to applicable community property laws, we believe that the persons named in the table have sole voting and investment power.

The percentage of outstanding common shares beneficially owned is computed based on            common shares outstanding as of the record date for the Meeting. Common shares that a person has the right to acquire within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all executive officers and directors as a group. Unless otherwise indicated below, the business address for each beneficial owner is ADC Therapeutics SA, Biopôle, Route de la Corniche 3B, 1066 Epalinges, Switzerland.

Principal Shareholders	Number of Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
Directors and Executive Officers
Robert Azelby		*
Jean-Pierre Bizzari		*
Jose “Pepe” Carmona		*
Timothy Coughlin		*
Peter Graham		*
Peter Hug		*
Ameet Mallik		%
Viviane Monges		*
Tyrell J. Rivers (1)		*
Victor Sandor		*
Ron Squarer		%
Mohamed Zaki		*
Directors and executive officers as a group (12 persons)		%
5% Shareholders
(2)		%
(3)		%
(4)		%
(5)		%
(6)		%
(7)		%
*	Less than 1% of our total outstanding common shares.

(1)	Mr. Rivers, an executive director within AstraZeneca’s corporate development group, disclaims beneficial ownership with respect to common shares held of record by AstraZeneca.

(2)	.

(3)	.

(4)	.

(5)	.

(6)	.

(7)	.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this proxy statement/prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus. Any statement made in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2025;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026 and June 30, 2026;

•	our Current Reports on Form 8-K filed with the SEC on February 23, 2026, June 2, 2026, June 3, 2026 (other than Item 7.01 information and associated exhibits), June 24, 2026 (other than Item 7.01 information and associated exhibits), July 2, 2026, October 13, 2026 (other than Item 2.02 information and associated exhibits);

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2026 (solely with respect to portions incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2025); and

•	our Registration Statement on Form 8-A filed with the SEC on May 11, 2020 and any amendment or report filed for the purpose of updating such description.

All subsequent documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed), after the date hereof and prior to the Meeting, shall be incorporated by reference.

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual, quarterly and current reports and proxy and information statements. The SEC maintains an internet site at sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC.

You can obtain any of the filings incorporated by reference into this proxy statement/prospectus through us or from the SEC through the SEC’s website at sec.gov. We will provide to each person, including any beneficial owner, to whom this proxy statement/prospectus is delivered, a copy of any or all the reports or documents incorporated by reference into this proxy statement/prospectus at no cost, upon written or oral request to us at the following address:

Investor Relations
ADC Therapeutics SA
c/o ADC Therapeutics America, Inc.
430 Mountain Avenue, 4th Floor
New Providence, NJ 07974
(908) 731-5556

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Davis Polk & Wardwell LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers SA, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

Other Business at the Meeting

As of the date of this proxy statement/prospectus, we know of no other business that will be conducted at our Meeting other than as described in this proxy statement/prospectus. If any other matters are properly presented at the Meeting, unless the shareholder has given the Independent Proxy different instructions, solely to the extent permitted under applicable law, the shareholder will be deemed to have authorized the Independent Proxy to vote the proxy on such matters in accordance with the recommendation of the board of directors.

Proposals for the 2027 Annual Meeting

Shareholders wishing to present a proposal for inclusion in our proxy materials for the 2027 annual meeting pursuant to Rule 14a-8 of the Exchange Act must timely submit their proposals so that they are received by our Secretary at the address below no later than December 23, 2026 (120 calendar days prior to the anniversary of our mailing the proxy statement for the 2026 annual meeting). Any such proposal must comply with the requirements of Rule 14a-8 in order to be considered for inclusion in our proxy materials for the 2027 annual meeting.

If the Redomiciliation Transaction is consummated, stockholders wishing to present a proposal or other business for the 2027 annual meeting (including the nomination of a candidate for election to the board of directors), other than pursuant to Rule 14a-8 of the Exchange Act, must provide advance notice of their proposals or other business so that they are received by our Secretary at the address below no earlier than the close of business on February 1, 2027 (120 calendar days prior to the anniversary of the 2026 annual meeting) and no later than the close of business on March 3, 2027 (90 calendar days prior to the anniversary of the 2026 annual meeting). Any such advance notice, and any stockholder wishing to present such a proposal or other business, must satisfy the requirements in our bylaws.

If the Redomiciliation Transaction is not consummated, shareholders who, alone or together, represent at least 0.5% of the share capital or voting rights may request that an item be included on the agenda of a meeting of shareholders or that a proposal with respect to an existing agenda item be included in the proxy statement for the 2027 annual general meeting of shareholders. Assuming the 2027 annual general meeting of shareholders is held in accordance with Swiss law on June 1, 2027, shareholders wishing to include an item on the agenda or a proposal with respect to an agenda item (including the nomination of a candidate for election to the board of directors) in the proxy statement for the 2027 annual general meeting of shareholders, other than pursuant to Rule 14a-8 of the Exchange Act, must submit a written notice so that it is received by our Secretary no later than March 3, 2027 (90 calendar days prior to the assumed date of the 2027 annual meeting of shareholders). Any shareholder proposal or director nominations must comply with Swiss law and our articles of association. To solicit proxies in support of director nominees other than the Company’s nominees, a shareholder must give timely notice that complies with the requirements of Rule 14a-19 and which must be received no later than April 2, 2027 (60 days prior to the anniversary of the 2026 annual general meeting of shareholders).

Any communication to be made to our Secretary should be sent to ADC Therapeutics SA, c/o ADC Therapeutics America, Inc., 430 Mountain Avenue, 4th Floor, New Providence, NJ 07974, Attention: Secretary.

ANNEX A: FORM OF CERTIFICATE OF CORPORATE DOMESTICATION

CERTIFICATE OF CORPORATE DOMESTICATION
OF
ADC THERAPEUTICS SA

ADC Therapeutics SA, presently a stock corporation incorporated under the laws of Switzerland (the “Company”), for the purposes of domestication under Section 388 the General Corporation Law of the State of Delaware, hereby certifies that:

1.	The Company was first incorporated on June 6, 2011, under the laws of Switzerland.

2.	The Company’s name immediately prior to the filing of this Certificate of Corporate Domestication is ADC Therapeutics SA.

3.	The name of the Company as set forth in its Certificate of Incorporation filed in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is ADC Therapeutics, Inc.

4.	The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Company, or other equivalent thereto under applicable law, immediately prior to the filing of this Certificate of Corporate Domestication is Epalinges, canton of Vaud, Switzerland.

5.	The domestication has been approved prior to the effectiveness of this Certificate of Corporate Domestication in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Company and the conduct of its business or by applicable non-United States law, as appropriate.

This Certificate of Corporate Domestication shall be effective upon filing with the Secretary of State for the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Corporate Domestication on [___], 2027.

ADC Therapeutics SA

By:
Name: Ameet Mallik
Title: Chief Executive Officer

ANNEX B: PROPOSED CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION
OF
ADC THERAPEUTICS, INC.

Article 1. Name

The name of the corporation is ADC Therapeutics, Inc. (the “Corporation”).

Article 2. Registered Office and Agent

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Article 3. Purpose and Powers

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, “Delaware Law”). The Corporation is being incorporated in connection with the domestication of ADC Therapeutics SA, a stock corporation organized under the laws of Switzerland (the “Swiss Corporation”), as a Delaware corporation (the “Domestication”), and this certificate of incorporation is being filed simultaneously with the certificate of corporate domestication of the Swiss Corporation (the “Certificate of Corporate Domestication”).

Article 4. Capital Stock

A.	Authorized Shares

1.       Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 397,000,000 shares, which shall be divided into two classes, consisting of (i) 394,000,000 shares of common stock, par value $0.10 per share (“Common Stock), and (ii) 3,000,000 shares of Preferred Stock, par value $0.10 per share (“Preferred Stock”).

Upon the Certificate of Corporate Domestication and this certificate of incorporation (as the same may be amended, modified, supplemented and/or restated from time to time, the “Certificate of Incorporation”) becoming effective pursuant to Delaware Law (the “Effective Time”), each common share, par value CHF 0.08 per share, of the Swiss Corporation outstanding or held by the Swiss Corporation as treasury shares as of immediately before the Effective Time shall automatically be reclassified and become one validly issued, fully paid and non-assessable share of Common Stock, without any action on the part of the holders of such shares.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of the holders of Common Stock or Preferred Stock irrespective of the provisions of Section 242(b)(2) of the Delaware Law.

2.       Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance, out of any theretofore authorized but unissued and undesignated shares of Preferred Stock, of one or more series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such series of Preferred Stock and the number of shares constituting each such series, and to increase or decrease the number of shares of any such series to the extent permitted by Delaware Law.

B.	Voting Rights of Common Stock

1.       Except as otherwise expressly provided by this Certificate of Incorporation or required by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders of the Corporation generally are entitled to vote. Notwithstanding anything to the contrary in this Certificate of Incorporation, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such affected series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.

Article 5. Bylaws

The Board of Directors shall have the power to adopt, amend or repeal, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with Delaware Law or this Certificate of Incorporation.

The stockholders may adopt, amend or repeal, in whole or in part, the Bylaws only with the affirmative vote of the holders of not less than 66⅔% of the voting power of all outstanding securities of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article 6. Board of Directors

A.	Power of the Board of Directors

Except as otherwise provided by this Certificate of Incorporation or Delaware Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.	Number of Directors

Subject to the special rights of the holders of any outstanding series of Preferred Stock, voting separately as a separate series or together with the holders of one or more other series, to elect directors, the total number of directors constituting the Board of Directors shall be a number not less than three nor more than nine, with the exact number of directors to be determined from time to time exclusively by the affirmative vote of a majority of the members of the Board of Directors then in office.

C.	Election of Directors

Prior to the vote on the election of directors at the Corporation’s first annual meeting of stockholders following the Effective Time (such meeting, the “Classification Meeting,” and such time, the “Classification Time”), the directors shall form one class. Each director shall serve for a term ending at the Classification Meeting.

The Board of Directors shall designate the class to which each nominee nominated by the Board of Directors for election at the Classification Meeting shall stand for election. From and after the Classification Time, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially elected as Class I directors at the Classification Meeting shall serve for a term ending on the date of the first annual meeting of stockholders following the Classification Meeting, directors initially elected as Class II directors at the Classification Meeting shall serve for a term ending on the date of the second annual meeting of stockholders following the Classification Meeting and directors initially elected as Class III directors at the Classification Meeting shall serve for a term ending on the date of the third annual meeting of stockholders following the Classification Meeting. Any director elected at the Classification Meeting who is not otherwise designated to a class shall be deemed to have been initially elected as a Class I director.

Notwithstanding the foregoing, each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal from office. In no event will a decrease in the number of directors shorten the term of any incumbent director.

There shall be no cumulative voting in the election of directors. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

D.	Vacancies

Vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal or otherwise of a director or directors and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by applicable law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director (and not by stockholders), and each director so elected shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal from office.

E.	Removal of Directors

Prior to the Classification Time, no director may be removed from office except with the affirmative vote of the holders of not less than 66⅔% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. From and after the Classification Time, no director may be removed from office except for cause with the affirmative vote of the holders of not less than 66⅔% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

F.	Preferred Stock Directors

Notwithstanding any other provision of this Article 6, and except as otherwise required by applicable law, whenever the holders of any outstanding series of Preferred Stock shall have the right, voting separately as a series or together with one or more other series, to elect one or more directors, the election, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock). Except as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article 4.A.2 for such series of Preferred Stock, whenever the holders of such series of Preferred Stock having such right to elect additional directors are divested of such right, the terms of office of all directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case such director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Article 7. Meetings of Stockholders

A.	Annual Meetings

An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date and at such time as the Board of Directors shall determine.

B.	Special Meetings

Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors or by the Corporation’s Chief Executive Officer. Notwithstanding the foregoing, whenever holders of any outstanding series of Preferred Stock shall have the right, voting separately as a series or together with one or more other series of Preferred Stock, to elect directors, such holders may call, pursuant to the terms of such series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to Article 4.A.2, a special meeting of the holders of such series of Preferred Stock for the purpose of voting on the election or removal of any such director.

C.	No Action by Written Consent

Subject to the rights of the holders of any series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article 4.A.2 for such series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting of stockholders and may not be taken by consent of stockholders without a meeting.

Article 8. Indemnification

A.	Limited Liability

To the fullest extent permitted by Delaware Law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment, repeal or elimination of this Article 8, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article 8, shall not affect its application with respect to an act or omission by a director or officer occurring before such amendment, adoption, repeal or elimination.

B.	Right to Indemnification

Each person (and the heirs, executors or administrators of such person) (a “Covered Person”) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer, is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such action, suit or proceeding. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. The right to indemnification conferred in this Article 8 upon each Covered Person shall also include the right to be paid by the Corporation the expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 8 or otherwise. The right to indemnification and advancement of expenses conferred in this Article 8 upon a Covered Person shall be a contract right and shall not be exclusive of any rights provided in the Bylaws, any agreement between the Corporation and any Covered Persons or by resolution of the Board of Directors.

The Corporation may, by action of its Board of Directors, provide indemnification and advancement of expenses to any employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

C.	Insurance

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

D.	Non-Exclusivity of Rights

The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

E.	Preservation of Rights

Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

Article 9. Amendments

The Corporation reserves the right to amend, alter, change or repeal this Certificate of Incorporation in any manner permitted by Delaware Law and this Certificate of Incorporation and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Article 4.B, Article 5, Article 6, Article 7 and this Article 9 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Article 4.B, Article 5, Article 6, Article 7 or this Article 9, unless, in addition to any vote required by Delaware Law, such action is approved by the affirmative vote of the holders of not less than 66⅔% of the voting power of all outstanding securities of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on [___], 2027.

ADC Therapeutics, Inc.

By:
Name: Ameet Mallik
Title: Chief Executive Officer

ANNEX C: PROPOSED BYLAWS

BYLAWS
OF
ADC THERAPEUTICS, INC. (the “Corporation”)

(Effective [___], 2027)

Capitalized terms used in these Bylaws (as the same may be further amended and/or restated from time to time, the “Bylaws”) but not otherwise defined herein shall have the meanings given such terms under the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on [____], 2027 (as amended and/or restated from time to time, the “Certificate of Incorporation”).

Article 1
Offices

Section 1.01. Registered Office. The registered office of the Corporation in the State of Delaware, and the registered agent of the Corporation at such address, shall be as set forth in the Certificate of Incorporation.

Section 1.02. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 1.03. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Article 2
Meetings of Stockholders

Section 2.01. Time and Place of Meetings. All meetings of stockholders shall be held at such place, if any, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairperson of the Board of Directors in the absence of a designation by the Board of Directors). The Board of Directors may determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, “Delaware Law”).

Section 2.02. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and for the transaction of such other business as may properly be brought before the meeting. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 2.03. Special Meetings. Unless otherwise provided by the Certificate of Incorporation, special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors or the Chief Executive Officer. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice.

(a)       Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by Delaware Law, the Certificate of Incorporation or these Bylaws, such notice shall be given not fewer than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Unless these Bylaws otherwise require, when a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by Delaware Law. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting.

(b)       A waiver of any such notice given by the person entitled thereto, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05. Quorum. Unless otherwise provided under the Certificate of Incorporation or these Bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding capital stock of the Corporation entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairperson of the meeting or the holders of a majority of the voting power of the outstanding capital stock present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified.

Section 2.06. Voting.

(a)       Unless a different or minimum vote is required by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation or applicable law, in which case such different or minimum vote shall govern and control the decision of such question, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon shall be the act of the stockholders. Subject to the rights of the holders of any series of preferred stock to elect additional directors under specific circumstances, as may be set forth in the certificate of designations for such series of preferred stock, directors shall be elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In determining the number of votes cast for or against a proposal or nominee, neither shares abstaining from voting on the proposal or nominee nor any broker “non-votes” will be treated as votes cast for or against the proposal or nominee.

(b)       Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action without a meeting may authorize another person or persons to act for such stockholder by proxy. No proxy shall be voted after three years from its date, unless said proxy provides for a longer period. The authorization of a person to act as proxy may be documented, signed and delivered in accordance with Section 116 of the Delaware Law; provided that such authorization shall set forth, or be delivered with, information enabling the Corporation to determine the identity of the stockholder granting such authorization. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date.

Section 2.07. Action by Consent. Unless otherwise provided in the Certificate of Incorporation and subject to the rights of the holders of any series of preferred stock then outstanding, as may be set forth in the certificate of designations for such series of preferred stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting, as the case may be, duly noticed and called in accordance with Delaware Law, and may not be taken by written consent of stockholders without a meeting.

Section 2.08. Organization. At each meeting of stockholders, the Chairperson of the Board of Directors, if one shall have been elected, or in the Chairperson’s absence or if one shall not have been elected, such other director or officer of the Corporation as shall be appointed by the Board of Directors, shall act as chairperson of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairperson of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board of Directors may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board of Directors, the chairperson of a meeting shall have the right and authority to convene and (for any or no reason) to recess and/or to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.09. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairperson of the meeting or the Board of Directors.

Section 2.10. Nomination of Directors and Proposal of Other Business.

(a)       Annual Meetings of Stockholders.

(i)       Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof duly authorized, (C) as may be provided in the certificate of designations for any series of preferred stock or (D) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in Section 2.10(a)(ii) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal. For the avoidance of doubt, the foregoing clause (D) shall be the exclusive means for a stockholder to make nominations or propose other business at an annual meeting of stockholders (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act.

(ii)       For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of Section 2.10(a)(i), the stockholder must have given timely notice thereof in writing to the Secretary and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, then to be timely such notice must be received by the Corporation no earlier than 120 days prior to such annual meeting and no later than the later of 90 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Corporation. The minimum timeliness requirements of this paragraph shall apply for purposes of determining whether a stockholder’s notice is timely under these Bylaws despite any different timeline described in Rule 14a-19 or elsewhere in Regulation 14A under the Exchange Act, including with respect to any statements or information required to be provided to the Corporation pursuant to Rule 14a-19 of the Exchange Act by a stockholder and not otherwise specified herein. In no event shall the adjournment, recess or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

Notwithstanding anything in this Section 2.10 to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting of stockholders is increased effective after the time period for which nominations would otherwise be due under this  Section 2.10 and there is no public announcement by the Corporation naming the nominees for the additional directorships or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, a stockholder’s notice required by this Section 2.10 shall also be considered timely, but only with respect to nominees for any new directorships created by such increase, if it shall be delivered to, and received by, the Secretary at the principal executive offices of the Corporation not later than the 10th day following the day on which such public announcement is first made by the Corporation.

(iii)       A stockholder’s notice to the Secretary shall set forth:

(A)       as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) the name, age, business address and residence address of such person; (2) the principal occupation or employment of such person; (3) (i) the number of shares of each class or series of capital stock of the Corporation that are held of record or are beneficially owned (and proof of any such beneficial ownership) by such person and any affiliates or associates (each within the meaning of Rule 12b-2 promulgated under the Exchange Act for purposes of these Bylaws) of such person, including any such shares that such person, or any affiliates or associates of such person, has the right to acquire beneficial ownership of, (ii) the name of each nominee holder of shares of all capital stock of the Corporation owned beneficially (and proof of any such beneficial ownership) but not of record by such person or any affiliates or associates of such person, and the number of such shares of each class or series of capital stock held by each such nominee holder, including any such shares that such nominee holder has the right to acquire beneficial ownership of, (iii) any agreement, arrangement, relationship or understanding pursuant to which such person, or any affiliates or associates of such person, has a right to vote any shares of any security of the Corporation, (iv) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of, such person, or any affiliates or associates of such person, with respect to the Corporation’s securities and (v) any direct or indirect interest of such person, or any affiliates or associates of such person, in any employment agreement, collective bargaining agreement or consulting agreement with the Corporation; (4) all information relating to such person, or any affiliates or associates of such person, that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; (5) all completed and signed questionnaires in the same form as those questionnaires required of the Corporation’s directors (which will be provided to such person within five business days following a written request therefor); (6) a statement that such person has read the Corporation’s corporate governance guidelines and any other Corporation policies and guidelines applicable to directors (which will be provided to such person within five business days following a written request therefor), and a written agreement from such person to adhere to the foregoing policies and guidelines, as amended from time to time, if he or she is elected as a director; (7) an executed agreement by such person: (i) consenting to serve as a director if elected and (if applicable) to being named in a proxy statement and/or form of proxy relating to the meeting at which directors are to be elected, along with a representation that such person intends to serve a full term as a director if elected, and (ii) that such person is not and will not become a party to (x) any direct or indirect compensatory, payment or other financial agreement, arrangement or understanding with any other person or entity other than the Corporation, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”) that has not been fully disclosed to the Corporation prior to, or concurrently with, the submission of the notice from the stockholder required by this Section 2.10, (y) any agreement, arrangement or understanding, including the amount of any payment or payments received or receivable thereunder, with any other person or entity as to how such person would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been fully disclosed to the Corporation prior to, or concurrently with, the submission of the notice from the stockholder required by this Section 2.10 or (z) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; and (8) such other information reasonably requested by the Corporation to determine whether such person is qualified under the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation to serve as a director and/or independent director of the Corporation;

(B)       as to any other business that the stockholder proposes to bring before the meeting: (1) a brief description of the business desired to be brought before the meeting; (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment); (3) the reasons for conducting such business; and (4) any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

(C)       as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (1) the name and address of such stockholder (as they appear on the Corporation’s books) and any such beneficial owner; (2) a representation as to whether such stockholder or such beneficial owner has complied with all applicable legal requirements in connection with its acquisition of shares or other securities of the Corporation; (3) a written agreement from such stockholder that it is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear at the meeting in person or through a qualified representative (as defined in Section 2.10(c)(ii)) to make such nomination or proposal; (4) in the case of a nomination, a written agreement from such stockholder (and such beneficial owner) that it (or they) will not submit any substitute nominations unless they are made within the time periods set forth in this Section 2.10 and the stockholder and the substitute nominees will otherwise comply with this Section 2.10; (5) in the case of a nomination, a written agreement from such stockholder (and such beneficial owner) that it (or they) has not, and shall not, nominate a number of nominees (inclusive of substitutes) that exceeds the number of directors to be elected at the annual meeting; and (6) a written agreement that such stockholder (and such beneficial owner) shall (i) update and supplement the notice required by this Section 2.10, if necessary, so that the information provided or required in such notice shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting, and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof and (ii) deliver such update and supplement so that it is received by the Secretary at the principal executive offices of the Corporation (A) not later than the later of (x) five business days after the record date for determining the stockholders entitled to receive notice of the annual meeting and (y) five business days after the first public announcement of such record date, in the case of any update and supplement required to be made as of the record date, and (B) not later than five business days before the meeting or any adjournment or postponement thereof, in the case of any update and supplement required to be made as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.10 or any other section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any stockholder’s notice, extend any applicable deadlines under these Bylaws or enable or be deemed to permit a stockholder who has previously submitted a stockholder’s notice under these Bylaws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of stockholders;

(D)       as to each stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, and, if such stockholder or beneficial owner is an entity, each person controlling, controlled by or under common control with such stockholder or beneficial owner (each such person or entity contemplated by this clause (D), a “Proposing Person”): (1) for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned (and proof of any such beneficial ownership) by such Proposing Person, or any associates (within the meaning of Rule 12b-2 promulgated under the Exchange Act for purposes of these Bylaws) of such Proposing Person, including any such shares that such Proposing Person, or any associates of such Proposing Person, has the right to acquire beneficial ownership of; (2) the name of each nominee holder of each class or series of capital stock of the Corporation that are owned beneficially (and proof of any such beneficial ownership) but not of record by such Proposing Person, or any associates of such Proposing Person, and the number of such shares of each class or series of capital stock of the Corporation held by each such nominee holder, including any such shares that such nominee holder has the right to acquire beneficial ownership of; (3) a description of any agreement, arrangement, relationship or understanding pursuant to which such Proposing Person, or any associates of such Proposing Person, has a right to vote any shares of any security of the Corporation; (4) a description of any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation; (5) a description of (i) any plans or proposals which any such Proposing Person may have with respect to securities of the Corporation that would be required to be disclosed pursuant to Item 4 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and (ii) any agreement, arrangement or understanding (including the identity of the parties thereto) with respect to the nomination or other business between or among such Proposing Parties and any other parties, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable), in each case as of the date the notice required by this Section 2.10 is delivered to the Corporation by the stockholder or beneficial owner in such business, if any, presenting the nomination or other proposal; (6) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Proposing Person, or any associates of such Proposing Person,  with respect to the Corporation’s securities; (7) a written representation as to whether any Proposing Person, or any other participant as defined in Item 4 of Schedule 14A under the Exchange Act, will engage in a solicitation with respect to such nomination or other business and, if so, whether such solicitation will be conducted as an exempt solicitation under Rule 14a-2(b) of the Exchange Act, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation and (x) in the case of a proposal of business other than nominations, whether such person or group intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal, (y) in the case of any solicitation that is subject to Rule 14a-19 of the Exchange Act, confirming that such person or group will deliver, through means satisfying each of the conditions that would be applicable to the Corporation under either Exchange Act Rule 14a-16(a) or Exchange Act Rule 14a-16(n), a proxy statement and/or form of proxy to holders of at least 67% of the voting power of the Corporation’s capital stock entitled to vote generally in the election of directors and/or (z) whether such person or group intends to otherwise solicit proxies or votes from holders in support of such proposal or nomination (for purposes of this clause (7), the term “holders” shall include, in addition to stockholders of record, any beneficial owners pursuant to Rule 14b-1 and Rule 14b-2 of the Exchange Act); (8) a representation that promptly after any Proposing Person solicits the holders of the Corporation’s stock referred to in the representation required under the preceding clause, and in any event no later than five business days before the applicable meeting, such Proposing Person will provide the Corporation with reasonable documentary evidence (as determined by the Corporation or one of its representatives, acting in good faith), which may take the form of a certified statement and documentation from a proxy solicitor, specifically demonstrating that the necessary steps have been taken to deliver a proxy statement and/or form of proxy to holders of such percentage of the Corporation’s stock; (9) any direct or indirect interest of such Proposing Person, or any associates of such Proposing Person, in any in any contract (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) with the Corporation, or any affiliate of the Corporation; (10) any other information relating to such Proposing Person, or any associates of such Proposing Person, in any, or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and (11) such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

(b)       Special Meetings of Stockholders. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 2.10(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(b); provided, however, that the number of nominees a stockholder may nominate for election at the special meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to this Section 2.10(b), the stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (i) not earlier than 120 days prior to the date of the special meeting nor (ii) later than the later of 90 days prior to the date of the special meeting and the 10th day following the day on which public announcement of the date of the special meeting was first made by the Corporation. A stockholder’s notice to the Secretary shall comply with the notice requirements of Section 2.10(a)(iii). The minimum timeliness requirements of this paragraph shall apply for purposes of determining whether a stockholder’s notice is timely under these Bylaws despite any different timeline described in Rule 14a-19 or elsewhere in Regulation 14A under the Exchange Act, including with respect to any statements or information required to be provided to the Corporation pursuant to Rule 14a-19 of the Exchange Act by a stockholder and not otherwise specified herein. In no event shall the adjournment, recess or postponement of a special meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such notice of a stockholder shall include the same information, representations, certifications and agreements that would be required if the stockholder were to make a nomination in connection with an annual meeting of stockholders pursuant to the preceding provisions of this Section 2.10, and such stockholder shall be obligated to provide the same supplemental or additional information in connection with a special meeting of stockholders as required pursuant to the preceding provisions of this Section 2.10 in connection with an annual meeting of stockholders.

(c)       General.

(i)       No person shall be eligible to be nominated by a stockholder to be elected or reelected at any meeting of stockholders to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.10. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 2.10.

(ii)       Without limiting any remedy available to the Corporation, and unless otherwise determined by the Board of Directors, the Chairperson of the Board of Directors or the chairperson of the meeting, a stockholder may not present nominations for director or business proposals at an annual or special meeting of stockholders (and any such nominee shall be disqualified from standing for election or re-election), notwithstanding proxies or votes may have been solicited and/or received with respect thereto, if such stockholder, any beneficial owner, any Proposing Person or any nominee or substitute nominee for director: (A) acted contrary to any representation, statement, certification or agreement required by the applicable provisions of these Bylaws; (B) otherwise failed to comply with these Bylaws or with any law, rule or regulation identified in these Bylaws, including all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.10; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.10; or (C) provided information to the Corporation (whether required by these Bylaws or otherwise) that is false, misleading, inaccurate or incomplete in any material respect. The Board of Directors, the Chairperson of the Board of Directors or the chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by law, if any Proposing Person (1) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act (or has previously filed a preliminary or definitive proxy statement with the information required by Rule 14a-19(b)) with respect to any proposed nominee for election as a director of the Corporation and (2) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Proposing Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). Upon request by the Corporation, if any Proposing Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act (or has previously filed a preliminary or definitive proxy statement with the information required by Rule 14a-19(b)), such Proposing Person shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(iii)       Compliance with Section 2.10(a) and Section 2.10(b) shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.10(c)(iv)).

(iv)       Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.10 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.

(v)       Any stockholder directly or indirectly soliciting proxies from other stockholders in connection with any annual or special meeting of stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use for solicitation by or on behalf of the Board of Directors.

(vi)       For purposes of these Bylaws, “business day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York; and “close of business” means 5:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a business day.

Article 3
Directors

Section 3.01. General Powers. Except as otherwise provided in Delaware Law or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02. Number, Election and Term of Office. The total number of directors constituting the Board of Directors shall be fixed by or in the manner provided in the Certificate of Incorporation. Term of each director shall be as set forth in the Certificate of Incorporation. Notwithstanding the foregoing, each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal from office. Directors need not be stockholders.

Section 3.03. Quorum and Manner of Acting. Unless the Certificate of Incorporation, these Bylaws or Delaware Law requires a greater number, a majority of the total number of directors constituting the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. Except as otherwise expressly required by law or the Certificate of Incorporation, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting of the Board of Directors is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, if any, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairperson of the Board of Directors in the absence of a determination by the Board of Directors).

Section 3.05. Annual Meeting. The Board of Directors may meet for the purpose of organization, the election of officers and the transaction of other business as soon as practicable after each annual meeting of stockholders. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place, if any, either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 or in a waiver of notice thereof given by any director who chooses to waive the requirement of notice.

Section 3.06. Regular Meetings. Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by the Board of Directors. After the place, if any, and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07. Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors or the Chief Executive Officer and shall be called by the Chairperson of the Board of Directors, the Chief Executive Officer or the Secretary on the written request of any director. Notice of special meetings of the Board of Directors shall be given to each director at least 24 hours before the scheduled start of the meeting in such manner as is determined by the Board of Directors. A director may waive notice of a special meeting, which waiver may be given before, at or after the meeting. Attendance by a director at a special meeting is waiver of notice of that meeting, unless the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and thereafter does not participate in the meeting.

Section 3.08. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to any of the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.09. Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. A consent may be documented, signed and delivered in any manner permitted by Section 116 of the Delaware Law. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee, in the same paper form or electronic form as the minutes are maintained.

Section 3.10. Remote Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.11. Resignation. Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Secretary. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12. Vacancies. Except as otherwise provided by law, vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal or otherwise of a director or directors and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Certificate of Incorporation.

Section 3.13. Removal. Directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.

Section 3.14. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Article 4
Officers

Section 4.01. Principal Officers. The principal officers of the Corporation shall be a Chief Executive Officer, a Chief Financial Officer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers as the Board of Directors may appoint. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of Chief Executive Officer and Secretary.

Section 4.02. Appointment and Term of Office. The principal officers of the Corporation shall be appointed by the Board of Directors in the manner determined by the Board of Directors. Each such officer shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03. Subordinate Officers. In addition to the principal officers enumerated in Section 4.01, the Corporation may have one or more subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04. Removal. Any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors or, with respect to any subordinate officer appointed pursuant to Section 4.03, by any principal officer to whom the Board of Directors has delegated the power to remove such officer.

Section 4.05. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

Section 4.07. Vacancies. The Board of Directors shall have the power to fill vacancies occurring in any office.

Article 5
CAPITAL STOCK

Section 5.01. Certificates For Stock; Uncertificated Shares. The shares of the Corporation shall be in book-entry, uncertificated form; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

Section 5.02. Transfer of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.03. Authority for Additional Rules Regarding Transfer. Subject to any limitations under Delaware Law, the Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation and/or the transfer agents and registrars of its stock against any claims arising in connection therewith.

Article 6
Dispute Resolution

Section 6.01. Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware Law, the Certificate of Incorporation or these Bylaws or as to which Delaware Law confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware); provided that the foregoing shall not apply to claims brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or any rule or regulation promulgated thereunder (the “Securities Act”), the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or the Exchange Act shall be the federal district courts of the United States. The Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall have the fullest authority allowed by law to issue an anti-suit injunction to enforce this forum selection clause and to preclude suit in any other forum. Any person or entity holding, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to this forum selection clause and to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in any proceeding brought to enjoin, or otherwise enforce this Section 6.01 with respect to, any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Section 6.01 (an “Inconsistent Action”) and (ii) having service of process made upon such person or entity in any such proceeding by service upon such person’s or entity’s counsel in such Inconsistent Action as agent for such person or entity.

Article 7
General Provisions

Section 7.01. Fixing the Record Date.

(a)       In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor fewer than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of this Section 7.01 at the adjourned meeting.

(b)       In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.02. Dividends. Subject to limitations contained in Delaware Law and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 7.03. Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 7.04. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 7.05. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 7.06. Amendments. The Board of Directors shall have the power to adopt, amend or repeal, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with Delaware Law or the Certificate of Incorporation. Except as otherwise provided by the Certificate of Incorporation, the stockholders may adopt, amend or repeal, in whole or in part, these Bylaws only with the affirmative vote of the holders of not less than 66⅔% of the voting power of all outstanding securities of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ANNEX D: FORM OF PROXY CARD

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Swiss Law and Articles of Association

Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or negligence, although legal scholars advocate that at least gross negligence be required), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.

Subject to Swiss law, our articles of association provide for indemnification of the existing and former members of our board of directors and our executive committee as well as their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and our articles of association require us to advance the expenses of defending any action, suit or proceeding to existing and former members of our board of directors and our executive committee to the extent not included in insurance coverage or advanced by third parties.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the company.

Delaware Law and the Proposed Constitutive Documents

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for (i) a director’s or officer’s breach of the director’s or officer’s duty of loyalty to our company or our stockholders, (ii) a director’s or officer’s act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) a director’s unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit and (v) an officer in any action by or in the right of our company. The proposed certificate of incorporation provides for exculpation of our directors and officers to the fullest extent permitted by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The proposed certificate of incorporation provides for indemnification by us of our directors and officers to the fullest extent permitted by the DGCL.

Indemnification Agreements and Insurance Policies

We have entered into indemnification agreements with and maintain standard insurance policies for each of our directors and officers.

Item 21. Exhibits and Financial Statement Schedules

Pursuant to the instructions to Form S-4, we have elected to provide information about us in this registration statement at a level prescribed by Form S-3. The following documents are filed as part of this registration statement:

Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date
2.1	Form of Certificate of Corporate Domestication (included as Annex A to the proxy statement/prospectus which forms a part of this registration statement)
3.1	Articles of Association of ADC Therapeutics SA	8-K	001-39071	3.1	June 2, 2026
3.2	Form of Certificate of Incorporation of ADC Therapeutics, Inc. (included as Annex B to the proxy statement/prospectus which forms a part of this registration statement)
3.3	Form of Bylaws of ADC Therapeutics, Inc. (included as Annex C to the proxy statement/prospectus which forms a part of this registration statement)
5.1*	Opinion of Davis Polk & Wardwell LLP regarding the validity of ADC Therapeutics, Inc.’s shares of common stock
8.1*	Opinion of Davis Polk & Wardwell LLP regarding certain U.S. federal income tax matters
8.2*	Opinion of Homburger AG regarding certain Swiss tax matters
23.1	Consent of PricewaterhouseCoopers SA
23.2*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)
23.3*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.1)
23.4*	Consent of Homburger AG (included in Exhibit 8.2)
24.1	Powers of attorney (included on signature page of this registration statement)
99.1*	Form of proxy card (included as Annex D to the proxy statement/prospectus which forms a part of this registration statement)
107	Filing fee table

* To be filed by amendment.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, provided that, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)	that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d)	that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(e)	that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (1) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (2) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (3) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (4) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The undersigned registrant undertakes that every prospectus that is filed pursuant to the immediately preceding paragraph, or that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the municipality of Epalinges, Switzerland on November 3, 2026.

ADC THERAPEUTICS SA

By:	/s/ Ameet Mallik
	Name:	Ameet Mallik
	Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ameet Mallik, Jose “Pepe” Carmona and Peter J. Graham and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on November 3, 2026 in the capacities indicated:

Name	Title

/s/ Ameet Mallik	Chief Executive Officer and Director (principal executive officer)
Ameet Mallik

/s/ Jose “Pepe” Carmona	Chief Financial Officer (principal financial officer)
Jose “Pepe” Carmona

/s/ Lisa Kallebo	Corporate Controller and Chief Accounting Officer (principal accounting officer)
Lisa Kallebo

/s/ Ron Squarer	Chair of the Board of Directors
Ron Squarer

/s/ Peter Hug	Vice Chair of the Board of Directors and Lead Independent Director
Peter Hug

/s/ Robert Azelby	Director
Robert Azelby

/s/ Jean-Pierre Bizzari	Director
Jean-Pierre Bizzari

/s/ Timothy Coughlin	Director
Timothy Coughlin

/s/ Viviane Monges	Director
Viviane Monges

/s/ Tyrell J. Rivers	Director
Tyrell J. Rivers

/s/ Victor Sandor	Director
Victor Sandor

/s/ Jose “Pepe” Carmona	Authorized Representative in the United States
Jose “Pepe” Carmona
ADC Therapeutics America, Inc.